ASSET PURCHASE AGREEMENT

     THIS AGREEMENT (the "Agreement") is made as of the 18th day of June, 2001, by and among WILSON GREATBATCH
TECHNOLOGIES, INC., a Delaware corporation ("WGT") and GB
ACQUISITION CO., INC., a Delaware corporation (the
"Purchaser"); and MAXWELL TECHNOLOGIES, INC., a Delaware corporation ("Maxwell") and MAXWELL ELECTRONIC COMPONENTS
GROUP, INC., a California corporation ("Seller").

                    BACKGROUND STATEMENT

     Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the assets of Seller relating to the Business (as hereafter defined) presently conducted in or in connection with Seller's Sierra-KD Components Division ("Sierra") and to assume certain liabilities of Seller associated with such Business, upon and subject to the terms of this Agreement. Seller is a wholly-owned subsidiary of Maxwell. Purchaser is an indirect wholly-owned subsidiary of WGT.

                      TERMS OF AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Purchaser, WGT, Seller and Maxwell agree as follows:

                      1.  DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the terms that are underlined or listed below shall have the following meanings:

     "Affiliate" means, as to any Person, any other
Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, ownership of partnership or other equity interests, by contract or otherwise).

     "Accounts Receivable" means all trade accounts receivable of the Business and all debts or obligations due from the customers of the Business.

     "Agreement" means this Asset Purchase Agreement, together with the Schedules and Exhibits attached to this Agreement and the certificates and instruments to be executed and delivered in connection with this Agreement.

     "Assumed Contracts" means (i) the Contracts listed on
Schedule 4.13(a) except for any of such Contracts that are also identified on Schedule 1.1(A) as being a Retained Liability and
(ii) the Minor Contracts.

     "Assumed Liabilities" means the following liabilities of the Seller and only such liabilities:

             (1)     the Assumed Operating Liabilities; and

             (2)     Seller's liabilities under the Assumed
                     Contracts which arise from and after the Closing Date.

     "Assumed Operating Liabilities" means the obligations and liabilities of Seller as of the Effective Time of the specific types listed on Schedule 1.1(B) which were incurred in the ordinary course of operating the Business and which have not yet been paid or discharged.

     "Business" means the portion of the Seller's operations and business operated as its Sierra Division which (i) manufactures, designs and/or sells ceramic filter capacitors, (ii) integrates such filters with wire feedthroughs and (iii) designs, manufactures and markets ceramic capacitors for military, aerospace and commercial applications (the "Product Lines") whether such operations and business are conducted by Seller or by any Affiliate of Seller.

     "Business Records" means all originals of all data and records of Seller and Maxwell, on whatever media, located at the Seller's facility in Carson City, Nevada which relate to the operation of the Business or Purchased Assets including, but not limited to, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, cost data, written operating methods and procedures, operating records and other information related to the Tangible Personal Property, all information and documents pertaining to the Transferred Intellectual Property, personnel records for the Transferred Employees and other records pertaining to the Purchased Assets or customers or suppliers of, or any other parties having contracts or other business relationships with, the Seller relating to the Business, but not including any Excluded Assets.

     "Closing Date" means June 18, 2001, except that if all of the conditions to Closing set forth in Article 7 of this Agreement shall not have been satisfied or waived on or prior to such date, "Closing Date" shall mean such business day after the satisfaction or waiver of all such conditions to Closing as the parties may agree upon.

     "Code" means the Internal Revenue Code of 1986, as amended to date.

     "Contract" shall mean any contract, agreement, obligation, promise, commitment or undertaking (whether written or oral, express or implied) that is legally binding.

     "Customer Lists" means all past and current customer and potential customer lists of the Business.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Encumbrance" means with respect to any Person any mortgage, deed of trust, pledge, lien, security interest, charge or other security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

     "Environmental Claim" means any accusation in writing, allegation in writing, notice of violation, claim in writing, suit, action, demand in writing or written order by any Person for any damage (including, but not limited to, personal injury, tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, environmental remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions) resulting from or relating to (i) an Environmental Condition at, in, by or from any of the Facilities, (ii) the use, handling, transportation, storage, treatment or disposal of any Hazardous Substance at or in connection with the operation of any of the Facilities, or (iii) the violation, or alleged violation, of any Environmental Laws relating to any operations at or in connection with any of the Facilities.

     "Environmental Condition" means the existence or threat of any Release into the environment of, or exposure to, any Hazardous Substance.

     "Environmental Law" means any applicable federal, state, local or foreign statutes, ordinances or other laws, any rules or regulations promulgated thereunder, and any licenses, permits, orders, judgments, notices or other requirements lawfully issued pursuant thereto and applicable to any of the Facilities, or any operations thereat (including, but not limited to, laws regulating the identification, reporting, generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or threatened release of, any pollutants, contaminants, wastes or any other substances or materials) relating to pollution or protection of the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure). Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by the United States, any state of the United States or any political subdivision of any such state.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Excluded Assets" means:

             (1) cash, cash equivalents and marketable securities (determined in accordance with GAAP) of Seller;

             (2) all assets, tangible and intangible, of the Seller that are not used solely in connection with the Business;

             (3) all financial, accounting and bookkeeping books and records, minute books of Seller that are not Business Records;

             (4) All assets related to any Employee Benefit Plan of Seller or any Affiliate thereof;

             (5) Any and all Tax credits and Tax refunds relating to the operation of the Business prior to Closing other than any such credits and refunds relating to an Assumed Operating Liability;

             (6) Any permits of Seller relating to the Business that are not assignable to Purchaser;

             (7)     The Accounts Receivable;

             (8) The name "MAXWELL," alone or in any combination with any other words; and

             (9) All software or network connections which relate to, or connect with, Seller's and Maxwell's computer systems.

     "Facilities" means (i) the Real Property and (ii) any real property leased or rented by Seller relating to the Business now or at any time since January 1, 1996.

     "GAAP" means generally accepted accounting principles.

     "Goodwill" means the goodwill of the Business.

     "Governmental Authority" means any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

     "Governmental Requirement" means any law, statute, rule, regulation, code, plan, injunction, judgment, order, decree, ruling or charge under any Governmental Authority.

     "Hazardous Substances" means any pollutants, contaminants, chemicals, wastes and any carcinogenic, ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludges, slag and any other substance, material or waste) that are subject to regulation or remediation under any Environmental Law.

     "Indebtedness" shall mean indebtedness for borrowed money or the equivalent or represented by notes, bonds or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (other than trade payables constituting current liabilities and personal property leases), and including without limitation capital lease obligations, including all accrued and unpaid interest thereon, and applicable prepayment, breakage or other premiums, fees or penalties and the costs of discharging such indebtedness, all as determined in accordance with GAAP.

     "Intellectual Property" means collectively, any of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(vi) all computer software (including data and related documentation and including software installed on hard disk drives), (vii) all copies and tangible embodiments thereof (in whatever form or medium), and
(viii) all joint or partial interests in any of the foregoing.

     "Inventory" means all raw material, work-in-process and finished goods inventories of the Business, wherever located.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Minor Contracts" means Contracts entered into in the ordinary course of the Business which involve financial obligations of Seller of less than $50,000 individually and $100,000 in the aggregate, which have a duration of three months or less, or which are cancelable on thirty (30) days notice without penalty to Seller.

     "Other Current Assets" means all prepaid expenses, deposits and other current assets of the Business.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permits" means all licenses, permits and other authorizations required from any Governmental Authority or other Person in connection with Seller's carrying on the Business as presently conducted.

     "Permitted Encumbrance" means (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings or (ii) other liens arising in the ordinary course of business (not including any mechanic's lien that does not relate to an Assumed Operating Liability) that were not incurred in connection with any Indebtedness and which will not materially impair Purchaser's use of the Purchased Assets after the Closing.

     "Person" means any corporation, governmental authority, individual, partnership, trust or other entity.

     "Pre-Closing Date Tax Period" means any Tax period ending on or before the Closing Date, and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period ending on the Closing Date.

     "Proceeding" means any action, order, writ, injunction, judgment, decree, claim, suit, litigation, dispute, grievance, arbitral action, investigation or other proceeding.

     "Purchased Assets" means all right, title and interest of Seller in and to all of the tangible and intangible assets of Seller (other than the Excluded Assets) used in the Business including, without limitation, the following:

             (1)     the Assumed Contracts;

             (2)     the Business Records;

             (3)     the Customer Lists;

             (4)     the Goodwill;

             (5)     the Sierra Intellectual Property;

             (6)     the Inventory;

             (7)     the Real Property;

             (8)     the Other Current Assets;

             (9)     the Permits (to the extent assignable); and

             (10)    the Tangible Personal Property.

     "Real Property" means the real property and improvements thereon located as described on Schedule 4.16 and whose street address is 5150 and 5200 Sigstrom Drive, Carson City, Nevada 89706 and owned by Maxwell.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

     "Reportable Event" shall have the meaning set forth in ERISA
Section 4043.

     "Representative" means any officer, director, principal, attorney, agent, financial advisor, lender or potential lender or investor, employee or other representative of any Person.

     "Seller's knowledge "or" to the knowledge of Seller" means the knowledge of (a) the officers and directors of both Maxwell and Seller and (b) Kurt Haskell, Bob Lyells and Robert A. Stevenson, including matters with respect to which such individuals should have knowledge after a reasonable inquiry.

     "Sierra Intellectual Property" means all of the Intellectual
Property listed or required to be listed on Schedule 4.8, including, but not limited to, the Sierra-KD Components tradename and trademark.

     "Sierra Material Adverse Event" means any occurrence or action the effect of which is material and adverse to the Purchased Assets or the business, assets, liabilities, results of operations or prospects of the Business.

     "Tangible Personal Property" means all tangible personal property (other than Excluded Assets) used to conduct the Business including, without limitation, all production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, tooling, supplies and other tangible personal property whether located at the Facilities or elsewhere, together with any transferable manufacturer or vendor warranties related thereto.

     "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, statement, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

             1.2 Other Defined Terms. The following terms shall have meanings defined for such terms in the Sections set forth below:

             Term                                Section

             Accounting Firm                     2.2(b)
             Acquiring Person                    8.10(d)
             AOL-Type Retained Liabilities       9.3(b)(ii)
             A/R Collections                     8.9(a)
             Assumption Agreement                2.4
             Basket                              9.3(b)
             Certified Financial Statements      4.9(a)
             Closing                             3.1
             Closing Date Assumed Operating
             Liabilities                         2.2(b)
             Closing Date Statement              2.2(b)
             COBRA                               4.10(i)
             Confidentiality Agreement           6.3
             Confidential Information            8.10(b)
             Effective Time                      3.1
             Employee Plans                      4.10(a)
             ERISA Affiliate                     4.10(h)
             Estimated AOL Statement             2.2(b)
             Final Allocation                    2.5
             Indemnification Notice              9.5(a)
             Indemnification Objection Notice    9.5(a)
             Indemnified Person                  9.2
             Indemnifying Person                 9.2
             Key Employees                       8.8
             Losses                              9.2
             Non-Transferable Assets             3.5
             Payables                            8.4(a)
             Pension Plans                       4.10(a)
             Permitted Exceptions                8.6
             Permitted Indemnification Claim     9.5(a)
             Physical Inventory                  2.5
             Preliminary Purchase Price          2.2(b)
             Purchase Price                      2.1
             Purchaser's Pension Plans           8.8(c)
             Related Person                      4.29
             Retained Accounts Receivable        8.10
             Retained Liabilities                2.4
             Sierra                              Background Statement
             Survey and Surveys                  8.6(b)
             Title Policies                      8.6(a)
             Third Party Action                  9.2
             Transferred Employees               8.8
             WARN Act                            8.8
             Welfare Plans                       4.10(a)

     1.3 Usage of Terms. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.

     1.4     References to Articles, Sections, Exhibits and
Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication otherwise requires.

             2.  PURCHASE AND SALE OF ASSETS

     2.1     Transfer of Assets; Assumption of Assumed
Liabilities.  Subject to the terms and conditions contained in this
Agreement:

             (a) Seller and Maxwell, as applicable, shall sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser shall acquire from Seller and Maxwell, as applicable, on the Closing Date the Purchased Assets free and clear of any Encumbrances other than Permitted Encumbrances.

             (b) Purchaser shall assume the Assumed Liabilities on the Closing Date and pay Seller the Purchase Price.

     2.2     Purchase Price.

             (a) The purchase price for the Purchased Assets ("Purchase Price") shall be Forty Nine Million Twenty-Six Thousand Dollars ($49,026,000) minus an amount equal to the Assumed Operating Liabilities, as determined in accordance with Sections 2.2(b), 2.2(c) and 2.2(d). For purposes of determining the Purchase Price, the amount used for Assumed Operating Liabilities shall be the amount of such liabilities that is reflected on the balance sheet of the Business as of the Closing Date, determined in accordance with GAAP consistently applied.

             (b) For purposes of consummating the Closing, Seller has delivered to Purchaser prior to Closing a statement certified by its chief financial officer setting forth an estimate of the Assumed Operating Liabilities expected to be reflected on the Closing Date Statement, a copy of which is attached hereto as Schedule 2.2(b) (the "Estimated AOL Statement"). The parties shall use the amount of Assumed Operating Liabilities set forth on the Estimated AOL Statement to calculate a Purchase Price for purposes of Closing which shall be subject to adjustment as herein provided (the "Preliminary Purchase Price").

             As of the Closing Date, Seller shall perform a full closing of its books to derive a balance sheet for the Business and a calculation of Assumed Operating Liabilities reflected in such balance sheet in a form consistent with the form of the Estimated AOL Statement ("Closing Date Statement"). The Closing Date Statement shall include a proposed calculation of the Closing Adjustment (as hereinafter defined), if any, and a statement certified by the chief financial officer of Maxwell to the effect that all adjustments provided, or if the type provided, for in the audit of the Seller as of December 31, 2000 have been appropriately reflected in the Closing Date Statement,
if applicable.   No later than thirty (30) days after Closing, Seller
shall deliver to Purchaser its proposed final Closing Date Statement. The amount of Assumed Operating Liabilities shown on such Closing Date Statement, subject to final determination pursuant to this Section 2.2, shall be the "Closing Date Assumed Operating Liabilities." To the extent the amount of the Closing Date Assumed Operating Liabilities is greater or less than estimate of the Assumed Operating Liabilities set forth on the Estimated AOL Statement, such difference will result in a dollar for dollar decrease or increase, respectively, in the
Preliminary Purchase Price (the "Closing Adjustment"). In the case of an increase in the Preliminary Purchase Price then the Closing
Adjustment will be paid in cash by the Purchaser to Seller.   In the
case of a decrease in the Preliminary Purchase Price then the Closing Adjustment will be paid by Seller to the Purchaser. The payment of the Closing Adjustment shall be made by wire transfer within ten (10) days from the date on which the parties reach agreement on the Closing Adjustment or it is finally determined as provided in Sections 2.2(c) and (d).

             (c) Seller shall make available to Purchaser and Deloitte & Touche LLP such books and records relating to the Closing Date Statement as Purchaser may request. If Purchaser disagrees with Seller's determination of the proposed Closing Adjustment, Purchaser shall so notify Seller in writing within seventy-five (75) days after Purchaser's acknowledgment of receipt of the Closing Date Statement, specifying in detail the basis of such disagreement; provided, however, that if Purchaser fails to notify Seller of any disagreement within such 75-day period, then the determination of the Closing Date Assumed Operating Liabilities and the Closing Adjustment as reflected in the Closing Date Statement shall be final, conclusive and binding upon the Parties.

             (d) Seller and Purchaser shall negotiate in good faith to resolve any disagreement related to the Closing Adjustment. If any such disagreement cannot be resolved by the parties within ten days after Purchaser's receipt of Seller's notice of disagreement, then the Parties shall jointly engage one of the "big five" accounting firms which has no business dealings with Maxwell or WGT (the "Accounting Firm") to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment. All determinations made by the Accounting Firm with respect to the Closing Adjustment shall be final, conclusive and binding on the Parties hereto. Each Party shall be responsible for its own fees and expenses, as well as one-half of the fees and expenses of the Accounting Firm, incurred in connection with the resolution of the dispute.

     2.3     Payment of Purchase Price.

             (a) The Preliminary Purchase Price shall be paid to Seller at Closing by wire transfer of immediately available funds.

             (b) To the extent provided for in Section 2.2, any amounts payable by Purchaser to Seller in addition to the Preliminary Purchase Price, or by Seller to Purchaser, as the case may be, as a Closing Adjustment shall be paid in accordance with Section 2.2.

     2.4 Assumed Liabilities; Retained Liabilities. It is expressly understood and agreed that, other than the Assumed Liabilities, Purchaser shall not assume, nor shall it be liable for, any liability, Indebtedness, obligation, or Contract of Seller or any Affiliate thereof, or any claim against any of the foregoing, of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller, all of which shall be retained by Seller and are hereafter referred to as the "Retained Liabilities." Without limiting the foregoing, Purchaser shall have no responsibility with respect to any of the following liabilities of Seller (all of which shall be deemed to be Retained Liabilities) whether or not disclosed on the Certified Financial Statements:

             (a) except for any Assumed Operating Liabilities, any liability of Seller for (i) accrued salaries, wages, vacation pay, bonuses and other employment benefits or commissions and related Taxes or under any Employee Plan (except as expressly provided for in Schedule 1.1(B) and Section 8.8) and/or (ii) severance payments or other termination benefits payable to employees of Seller.

             (b) any liability of Seller directly or indirectly as a member of a group of employers under Section 414(b), (c) or (m) of the Code, arising out of any employee benefit plans as defined in Section 3(3) ERISA, maintained by Seller or any Affiliate thereof including, without limitation, liabilities attributable to a complete or partial withdrawal from a multiemployer plan (as defined under Section (3)(37) or Section 4001 of ERISA) or to the PBGC for benefit liabilities or premiums due any liability resulting from failure to provide continuation coverage under group health plan as required under Section 162(k) of the Code, or any liabilities arising out of any nonqualified plan or plans covering any employees or former employees of Seller;

             (c)     any liability of Seller relating to the Excluded
Assets;

             (d) any liability for any government-imposed fees or charges arising out of doing business prior to Closing in any jurisdiction where Seller is not qualified to do business as a foreign corporation that would not have been incurred if such Seller had been so qualified;

             (e) any liability of Seller for any Indebtedness or to any trade or non-trade creditor, customer, employee, financial institution, government entity, trust company or other party, either directly or by reason of any guaranty or other Contract other than any Assumed Operating Liabilities;

             (f) any liability of Seller arising after the Closing Date, except to the extent specifically assumed by Purchaser pursuant to this Agreement;

             (g) any obligations and liabilities arising from the non-compliance by Seller with any federal, state, local or foreign laws, regulations, orders or administrative or judicial determinations (including all Environment Laws), and any obligations and liabilities arising from incidents, occurrences, suits, claims, actions, programs and proceedings of any kind, voluntary or otherwise, relating to alleged or actual pollution, contamination or harm of any kind to the environment (including, without limitation, harm to any person or property), attributable to or caused by, assigned to or otherwise involving Seller, the Purchased Assets, or the Facilities, regardless of when the underlying incident, occurrence, suit, claim, action, program or proceeding occurred or is discovered or made, including without limitation anything contained on Schedules 4.15 and Schedules 4.18(a)-4.18(d) hereof;

             (h) any liability for workers compensation claims, general liability claims, automobile liability claims or any other negligent act or omission of Seller, whether related to the Business or otherwise;

             (i) any liability of Seller under any Contract except for the Assumed Contracts; and

             (j) any liability of Seller for any Tax except for any Taxes included in the Assumed Liabilities.

             On the Closing Date, Purchaser shall execute and deliver to Seller an assignment and assumption agreement, which shall be substantially in the form of Exhibit 2.4 ("Assumption Agreement") to reflect Purchaser's assumption of the Assumed Liabilities. The assumption by Purchaser of any Assumed Contract of Seller shall include only payment and performance obligations thereunder which accrue or arise after the Closing Date; in no event shall Purchaser assume or be deemed to assume any liability of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) relating to the performance under any such Assumed Contract which accrued prior to the Closing Date, unless such liability is included within the Assumed Operating Liabilities.

     2.5     Allocation of Purchase Price.  Not later than ninety
(90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a proposed allocation of the Purchase Price among the Purchased Assets substantially in the form of Schedule 2.5 hereto. Unless Seller objects to such allocation within ten (10) business days after receipt by Seller of such proposed allocation, such allocation shall be considered to be final. If Seller shall object to Purchaser's proposed allocation, the Parties shall negotiate in good faith to reach agreement upon a final allocation. Neither Seller nor Purchaser shall take any position on any Tax Return or other filing with a governmental authority that is inconsistent with the final allocation as determined by the Parties (the "Final Allocation"). Purchaser and Seller shall duly prepare and timely file such reports and information returns as may be prescribed or appropriate under section 1060 of the Code and any regulations thereunder and any corresponding provisions of applicable state income tax laws to report the allocation of the Purchase Price in accordance with such Final Allocation. Any adjustments to the Purchase Price after the Closing shall be allocated among the Purchased Assets in a manner consistent with the foregoing.

                       3.  CLOSING

     3.1 Closing. The consummation of the transactions contemplated in this Agreement (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Hodgson Russ LLP, Buffalo, New York or at such other place as shall be mutually agreed upon. The Closing shall be effective at 11:59:59 p.m. (Nevada
Time) on the Closing Date (the "Effective Time").

     3.2     Conveyances at Closing.

             (a) Instruments and Possession. Upon the terms and conditions contained in this Agreement, on the Closing Date Seller shall deliver to Purchaser (i) one or more bills of sale or other instruments conveying in the aggregate all of the Tangible Personal Property, (ii) one or more assignments of the Assumed Contracts,
(iii) one or more assignments of the Sierra Intellectual Property in recordable form, (iv) such deeds and other instruments as shall be reasonably required to vest in Purchaser title in and to the Purchased Assets (including but not limited to the Real Property) in accordance with the provisions of this Agreement and (v) such other documents and agreements as are contemplated by this Agreement.

             (b) Form of Instruments. All of such instruments shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Seller, but shall not diminish the status of title to the Purchased Assets required to be delivered by Seller pursuant to this Agreement.

     3.3     Assumptions at Closing.

             (a) Instruments. Upon the terms and conditions contained in this Agreement, on the Closing Date, Purchaser shall deliver to Seller (i) the Assumption Agreement and such other instruments of assumption evidencing Purchaser's assumption of the Assumed Liabilities as shall be reasonably requested by Seller and
(ii) such other documents and agreements as are contemplated by this Agreement.

             (b) Form of Instruments. All such instruments shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Seller and Purchaser, but shall not increase or decrease the liabilities and obligations required to be assumed by Purchaser pursuant to this Agreement.

     3.4 Certificates and Other Documents. WGT and Purchaser, and Seller and Maxwell, shall deliver the certificates and other items provided for in Articles 7 and 8 of this Agreement.

     3.5 Non-Transferable Assets. It is understood that certain Purchased Assets (including, without limitation, manufacturers', contractors' and other warranties and guaranties, and one or more
Assumed Contracts) may not be immediately transferable or assignable to Purchaser, and Purchaser may in its sole discretion allow Seller to retain certain of such assets after the Closing Date (the "Non-Transferable Assets"), and this Agreement shall not constitute an assignment of any such Non-Transferable Assets. In such event, (i) Seller shall grant to Purchaser full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the parties that Purchaser shall have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (ii) Seller shall take all actions necessary to preserve the value of the Non-Transferable Assets, (iii) Seller shall not transfer or assign the Non-Transferable Assets to any Person other than Purchaser or Purchaser's assigns, (iv) Seller shall transfer or assign the Non-Transferable
Assets to Purchaser at the earliest date, if any, on which such transfer or assignment can be effected and (v) Purchaser shall be responsible for obligations relating to such Non-Transferable Assets as if they had been transferred or assigned to Purchaser in accordance with the terms of this Agreement; provided however that all reasonable costs and expenses incurred by Seller in carrying out the foregoing clauses (i), (ii) and (iv) shall be paid or reimbursed by Purchaser on demand.

     3.6 Simultaneous Transactions. All transactions to be effectuated at the Closing shall be deemed to have taken place simultaneously, and no such transaction shall be deemed to have been completed until all transactions are completed and all documents delivered.

   4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND MAXWELL

     Seller and Maxwell, jointly and severally, represent and warrant to Purchaser as follows:

     4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly qualified as a foreign corporation to do business in all jurisdictions where the nature of the Business or the character of the Purchased Assets would require such qualification. Seller has all corporate power and authority to own its property included in the Purchased Assets and to carry on the Business as now conducted by it.

     4.2 Corporate Action; Legal, Valid and Binding Agreement. Seller and Maxwell have all necessary power, and authority, and all necessary corporate action of Seller and Maxwell have been properly taken, to authorize, execute and deliver this Agreement and the instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby, and resolutions of the Board of Directors of Seller and Maxwell, respectively certified by the Secretary or an Assistant Secretary of Seller and Maxwell (as applicable) and in form reasonably satisfactory to counsel for Purchaser shall be delivered to Purchaser at the Closing. This Agreement is the legal, valid and binding agreement of the Seller and Maxwell, enforceable in accordance with its terms.

     4.3 No Violation; Consents and Approvals. Except as disclosed on Schedule 4.3, neither the execution, delivery nor performance of this Agreement by the Seller and Maxwell or the documents executed in connection herewith, nor the consummation of the transactions contemplated hereby or thereby is prohibited by, is a violation of, is in conflict with, constitutes a default under (whether such default would occur with the passage of time, the giving of notice or both) or requires Seller or Maxwell to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under (a) any term or provision of the articles of incorporation or organization or the by-laws of the Seller, (b) any agreement or commitment to which Seller or Maxwell is bound, (c) any Contract relating to any bank or other institutional loans or indebtedness of Seller or Maxwell, or (d) any judgment, or Governmental Requirement, or any statute or law applicable to either of Seller or Maxwell. Except for any filings set forth on Schedule 4.3, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Seller or Maxwell in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

     4.4     Corporate Records.    Except as set forth in Schedule
4.4, none of the records, systems, controls, data or information which are material to the operation of the Business are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller. Seller has delivered or made available to Purchaser or Purchaser's counsel, for review, true and complete copies of (a) the articles of incorporation or organization and all amendments thereto for Seller, and (b) the by-laws and all amendments thereto for Seller. The foregoing articles of incorporation or organization have not been amended, except and to the extent provided in any articles of amendment heretofore delivered to Purchaser or Purchaser's counsel.

     4.5     Taxes; Tax Returns.  As of the Closing Date:

             (a) In connection with, or relating to, Seller's operation of the Business, and except as set forth in Schedule 4.5(a):

                     (i) all Tax Returns required to be filed with any Governmental Authority with respect to any Pre-Closing Date Tax Period by or on behalf of Seller, have been or will be, to the extent required to be filed on or before the date hereof, filed when due in accordance with all applicable Governmental Requirements;

                     (ii) all such Tax Returns are, or will be at the time of filing, true, complete, and accurate in all material respects;

                     (iii)   all material Taxes shown as due and
payable on the Tax Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Governmental Authority;

                     (iv) the charges, accruals and reserves for Taxes with respect to Seller for any Pre-Closing Date Tax Period (including any Pre-Closing Date Tax Period for which no Tax Return has yet been filed) reflected on the books of Seller (excluding any provision for deferred income taxes) are adequate to cover such Taxes in all material respects;

                     (v) Seller is not delinquent in the payment of any material Tax;

                     (vi) Seller has not granted any extension or waiver of the statute of limitations period applicable to any Tax
Return, which period (after giving effect to such extension or waiver) has not yet expired;

                     (vii) there is no claim, audit, action, suit, proceeding or investigation now pending or, to Seller's knowledge, threatened against or with respect to Seller in respect of any Tax or Tax Return;

                     (viii) all information set forth in the Certified Financial Statements relating to any Tax asset or any Tax matters is true and complete in all material respects;

                     (ix) Seller has not entered into any agreement or arrangement with any Governmental Authority with regard to the Tax liability of Seller;

                     (x) Seller has not participated in orcooperated with an international boycott within the meaning of Section 999 of the Code nor has been requested to do so in connection with any transaction or proposed transaction; and

                     (xi) Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

             (b) Schedule 4.5(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is paid by Seller in connection with, or relating to, the Business.

     4.6     Real Property.

             (a) Schedule 4.6 contains a true, complete and correct description of the Real Property. Title to all of the Real Property is in Maxwell.

             (b) Except as set forth on Schedule 4.6, (i) Seller enjoys peaceful and undisturbed possession of the Real Property, (ii) the Real Property is not subject to any commitment for sale or use by any Person other than Seller, (iii) the Real Property is not subject to any Encumbrance which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Business, (iv) no labor has been performed or material furnished for the Real Property for which a mechanic's or materialman's lien or liens, or any other lien, has been or could be claimed by any Person except with respect and relating to any Assumed Operating Liability, (v) the Real Property is in material compliance with all Governmental Requirements (including without limitation all zoning, subdivision and other applicable land use ordinances and by-laws), and all existing covenants, conditions, restrictions and easements, and the current use of the Real Property does not constitute a non-conforming use under the applicable zoning ordinances and (vi) no default or breach exists with respect to, and Seller has not received any notice of any default or breach under, any Encumbrance affecting the Real Property. There are no existing, or to the knowledge of Seller, contemplated or threatened, general or special assessments affecting the Real Property or any portion thereof. Seller has not received notice of, nor does Seller have any knowledge of, any pending or threatened proceeding (including without limitation condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Real Property, nor does Seller know of any fact which might give rise to any such proceeding or any type of existing or intended use of any real property adjacent to the Real Property which might materially adversely affect the use of the Real Property.

             (c) None of the Real Property is located within any area determined to be flood-prone under the Federal Flood Protection Act of 1973, or any comparable state or local Governmental Requirement.
Seller has not received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which would materially and adversely affect the insurability of the Real Property or the premiums for the insurance thereof, and no notice has been given by any insurance company which has issued a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with.

             (d) To the knowledge of Seller, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities servicing the Real Property are installed to the improvements situated on the Real Property, are connected pursuant to valid permits, enter the Real Property through adjoining public streets, are adequate for the present operation of the Business and otherwise are in compliance in all material respects with all Governmental Requirements applicable thereto. Access to and from the Real Property is via public streets, which streets are sufficient to ensure adequate vehicular and pedestrian access for the present operation of the Business.

             (e) Except as set forth on Schedule 4.6(e), (i) the buildings and improvements at the Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a good state of repair (ordinary wear and tear excepted), and have been well maintained, and (ii) there are no repairs or replacements exceeding $50,000 in the aggregate for the Real Property or $10,000 for any single repair or replacement which are currently contemplated by Seller or which, to the knowledge of Seller, should be made in order to maintain said buildings and improvements in a reasonable state of repair.

     4.7     Tangible Personal Property.

             (a) Seller has delivered to Purchaser (i) a depreciation list of each item of Tangible Personal Property owned by Seller and used in the Business having a historical cost in excess of $50,000, and
(ii) a list of each item of Tangible Personal Property leased by Seller and used in the Business having an annual rental in excess of $10,000.
 Except as set forth in Schedule 4.7, there is no tangible personal property used in the operation of the Business other than the Tangible Personal Property. Except with respect to any Tangible Personal
Property located at any of the Facilities other than the Real Property as set forth on Schedule 4.7, all of the Tangible Personal Property is located at the Real Property. Except as set forth in Schedule 4.7, to the knowledge of Seller, the Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted. Except as disclosed on Schedule 4.7, there are no repairs or replacements exceeding $50,000 in the aggregate for all Tangible
Personal Property or $10,000 for any single item of Tangible Personal Property which are currently contemplated by Seller.

             (b) Except as set forth on Schedule 4.7, the Tangible Personal Property owned by Seller is free and clear of any Encumbrances (other than Permitted Encumbrances).

     4.8     Intellectual Property.

             (a) Schedule 4.8 identifies all Intellectual Property which is currently used in the Business, which was used in the Business at any time in the last five years or which Seller plans to use in connection with the Business in the next 18 months, including but not limited to, each patent or registration which has been issued to Seller or Maxwell with respect to any of the Intellectual Property, and identifies each pending patent application or application for registration which Seller or Maxwell has made with respect to any of the Intellectual Property. Schedule 4.8 also identifies each license or other agreement pursuant to which Seller (including, but not limited to, any written or implied license from Maxwell) has granted to any third party with respect to any of the Intellectual Property. Seller has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Except as set forth on Schedule 4.8, with respect to each item of Intellectual Property identified or required to be identified on Schedule 4.8: (i) Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrances or licenses, (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge,
(iii) no proceeding is pending or, to the knowledge of Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, neither the Seller nor Maxwell has any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

             (b) Except as set forth on Schedule 4.8, (i) to the knowledge of Seller, each item of Intellectual Property owned or used by Seller immediately prior to the Closing Date will be owned or available for use by Purchaser on substantially similar terms and conditions immediately subsequent to the Closing Date and (ii) Seller and Maxwell have taken reasonable commercial actions to maintain and protect each item of Intellectual Property material to the Business.

             (c) Except as set forth on Schedule 4.8, to the knowledge of Seller (i) neither the Seller nor Maxwell have during the last five (5) years in connection with the Business interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor Maxwell have received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller or Maxwell must license or refrain from using any Intellectual Property rights of any third party) which has not been resolved and (ii) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

             (d) Schedule 4.8 specifically identifies each item of Intellectual Property that any third party owns and that Seller or Maxwell uses in connection with the Business pursuant to license, sublicense or agreement. Seller or Maxwell has delivered to Purchaser correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth on Schedule 4.8, with respect to each item of Intellectual Property required to be identified in Schedule 4.8: (i) the license, sublicense or other agreement covering the item is enforceable, (ii) to the knowledge of Seller, following the Closing, the license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions, (iii) neither Seller nor Maxwell, to the knowledge of Seller, nor any other party to the license, sublicense or other agreement is in material breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder, (iv) to the knowledge of Seller, no other party to the license, sublicense or other agreement has repudiated any provision thereof, (v) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (vi) no proceeding is pending or, to the knowledge of Seller, threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property and
(vii) neither Seller nor Maxwell have granted any sublicense or similar right with respect to the license, sublicense or other agreement.

             (e) Except as set forth on Schedule 4.8, Purchaser's use of any Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intangible property rights of third parties or Maxwell as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.

     4.9     Financial Information.

             (a) Seller has delivered to Purchaser an internally prepared unaudited balance sheet and unaudited statements of net income for the Business for the four (4) months ending April 29, 2001, certified by the chief financial officer of Seller (the "Certified Financial Statements"). Except as set forth on Schedule 4.9(a), the Certified Financial Statements (i) have been prepared on a going-concern basis in accordance with the books and records of Seller on a basis consistent with Seller's historical practices, (ii) are complete and correct in all material respects as of April 29, 2001 and (iii) except as indicated therein, reflect all claims against and all debts and liabilities of the Business and its operations, fixed or contingent, as at the respective dates thereof which would be required to be reflected or disclosed in financial statements prepared in accordance with GAAP, and the statements of income, included therein fairly present in all material respects the results of operations of the Business for the periods indicated.

             (b) Except as set forth on Schedule 4.9(b), all Accounts Receivable recorded in the Certified Financial Statements as being due to Seller as of April 29, 2001 were actually made in the ordinary course of business and will be good and collectible in full in the ordinary course of business, net of reserves and allowances provided in the Certified Financial Statements. To Seller's knowledge, none of such Accounts Receivable are subject to any defense, counterclaim or set-off. Seller has delivered to Purchaser a complete and accurate list of all Accounts Receivable of the Business as of April 29, 2001 a copy of which is attached hereto as part of Schedule 4.9.

             (c) Except as set forth on Schedule 4.9(c), (i) the amount of Inventory shown on the Certified Financial Statements is true and correct in all material respects as of the dates indicated therein;
(ii) Seller has good and marketable title to all of the Inventory free and clear of all Encumbrances; (iii) none of the Inventory is on consignment; and (iv) the Inventory net of any reserves set forth on the Certified Financial Statements for excess and obsolete inventory, consists in all material respects of inventories of good and merchantable quality and of the kind and quality regularly and currently used in the Business.

     4.10    Employee Benefit Plans.

             (a) Schedule 4.10 sets forth a list identifying each Employee Pension Benefit Plan (the "Pension Plans") and a list identifying each "Employee Welfare Benefit Plan" (the "Welfare Plans") that, in either case, are maintained, administered or contributed to by Seller and/or Maxwell in connection with Sierra or the Business, or that cover any employee or former employee of Seller and/or Maxwell in connection with Sierra or the Business. Collectively, the Pension Plans and the Welfare Plans hereafter are referred to as the "Employee Plans."

             (b) Seller and/or Maxwell has delivered or has caused to be delivered to Purchaser either (i) true and complete copies of the Employee Plans or (ii) summaries of the terms of and benefits under the Employee Plans. There has been no amendment to, written interpretation or announcement (whether or not written) by Seller and/or Maxwell in connection with Sierra or the Business relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining the Employee Plan above the level of expense incurred with respect to the Employee Plan for the most recent plan year.

             (c) Each Employee Plan has been maintained in compliance with its terms and, in all material respects, the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, that apply to the Employee Plan.

             (d) Each Pension Plan is "qualified" within the meaning of Code Section 401(a), and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Code Section 501(a). Seller and/or Maxwell has delivered, or caused to be delivered, to Purchaser the latest determination letters of the Internal Revenue Service relating to each Pension Plan.

             (e) Except as disclosed on Schedule 4.10, there are no pending or, to the knowledge of Seller and/or Maxwell, threatened
(i) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) suits, investigations or other proceedings by any Governmental Authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets, or Seller and/or Maxwell relating to any of the Employee Plans. If any of the actions described in this subsection are initiated prior to the Closing Date, Seller and/or Maxwell will notify Purchaser of such action prior to the date of Closing.

             (f) Seller and/or Maxwell have not engaged (i) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA Section 404, or (ii) in any "prohibited transaction" within the meaning of ERISA Section 406(a) or 406(b), or of Code Section 4975(c), with respect to any Employee Plans, and will not so engage, act or fail to act prior to the date of Closing. Furthermore, to the knowledge of Seller and/or Maxwell, no other "party in interest," as defined in ERISA Section 3(14), or "disqualified person," as defined in Code Section 4975(e)(2), has engaged in any such "prohibited transaction."

             (g) No Employee Plan provides benefits, including without limitation, any other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of Seller and/or Maxwell beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the financial statements of Seller and/or Maxwell, (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary), (v) Seller's severance pay policy, or (vi) post-employment payments under Seller's insurance policies relating to events during employment by Seller.

             (h) Neither Seller nor Maxwell nor any trade or business, whether or not incorporated, that is deemed to be under common control or affiliated with Seller and/or Maxwell within the meaning of ERISA Section 4001 or Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Closing Date, any defined benefit pension plan or "multiemployer plan" (as defined in ERISA Section 3(37)). No amount is due from, or owed by, Seller and/or Maxwell or any ERISA Affiliate on account of a "multiemployer plan" (as defined in ERISA Section 3(37)) or on account of any withdrawal therefrom.

             (i) Each of Maxwell and Seller, and/or its agents who administer any Employee Plan that is a group health plan has complied, and will continue to comply with, the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, and all applicable regulations thereunder ("COBRA") with respect to each Employee Plan that is subject to the requirements of COBRA, including, but limited to the notification and written notice requirements. Each employee Plan that is a group health plan, within the meaning of Code
Section 9832(a), has complied with and satisfied the applicable requirements of Code Section 9801 and 9802.

     4.11    Labor Matters.

             (a) Schedule 4.11(a) identifies each current employee of the Seller who is employed in connection with the Business and, for each such current employee who is employed in connection with the Business having a current annual compensation (base salary plus bonus), in excess of $60,000: his or her name, position or job title, his or her base compensation and bonus compensation earned in calendar year 2000, and his or her current base compensation. Except as set forth on
Schedule 4.11(a), to the knowledge of Seller, each employee of the Sierra Division of the Seller is an employee at will. Except as set forth on Schedule 4.11(a), no such employee has a Contract with Seller relating to his or her employment which commits Seller to continue the employment of such employee for a specified period of time. With respect to the Business, except as set forth on Schedule 4.11(a):
(i) Seller does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other Contract with any labor organization or employee group, (ii) Seller is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against Seller pending or, to the knowledge of Seller, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of Seller, threatened against Seller and no material grievance currently being asserted, (iv) Seller has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three years immediately preceding the date of this Agreement and (v) there is, to the knowledge of Seller, no organizational campaign being conducted or contemplated and there is no pending or, to the knowledge of Seller, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of Seller. Except as set forth on Schedule 4.11(a), to the knowledge of Seller, Seller has complied in all material respects with, and is currently in compliance in all material respects with, all applicable Governmental Requirements relating to its employees and consultants (including, without limitation, any Governmental Requirement of the Occupational Safety and Health Administration), and Seller has not received within the past three (3) years with respect to the Business any written notice of failure to comply with any such Governmental Requirement which has not been rectified.

             (b) Except as set forth on Schedule 4.11(b), Seller has on file a valid Form I-9 for each employee hired on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. Except as set forth on Schedule 4.11(b), no employee requires an amended petition filing with U.S. Immigration or any other Governmental Authority to accept employment with Purchaser. Except as set forth on Schedule 4.11(b), to the knowledge of Seller, all employees of Sierra employed in the U.S. are (i) United States citizens, or lawful permanent residents of the United States,
(ii) aliens whose right to work in the United States is unrestricted,
(iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by Seller since November 6, 1986 or the applicable date of hire. Except as set forth on Schedule 4.11(b), Seller has not been with respect to the Business the subject of an immigration compliance or employment visit from, nor has Seller been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

             (c) Except as set forth on Schedule 4.11(c), Seller has not terminated any employee of the Business during the 90 day period prior to the date hereof (other than voluntary resignations or terminations for cause).

     4.12 Insurance. Schedule 4.12 contains a complete and accurate list of all current policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, deductibles and a general description of the type of coverage provided) maintained by Seller and relating to the Business, its personnel and/or the Purchased Assets. Except as set forth on Schedule 4.12, all of the Insurance is "occurrence" based insurance. The insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable law and of all Contracts to which Seller is a party. Seller is not in material default under any of the insurance.

     4.13    Contracts.

             (a) Schedule 4.13(a) contains a true and correct list or description of all Contracts to which Seller or Maxwell is a party that are material to the Business including, but not limited to:

                     (i) any lease (a) for real property or (b) for personal property providing for annual rentals for such personal property lease of $10,000 or more, or aggregate remaining payments under such personal property lease of $100,000 or more;

                     (ii)    any Contract for the purchase of
materials, software, supplies, goods, services, equipment or other assets providing for either individual payments of $10,000 or more or aggregate annual payments of $100,000 or more;

                     (iii) any sales, distribution or other similar Contract providing for the sale of materials, supplies, goods, services, equipment or other assets that provides for either individual payments of $10,000 or more or aggregate annual payments of $100,000 or more;

                     (iv) any partnership, joint venture or other similar agreement or arrangement;

                     (v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                     (vi) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);


                     (vii)   any option, license (including any
software license other than commercial-off-the-shelf licenses), franchise or similar Contract;

                     (viii) any agency, dealer, sales representative, marketing or other similar Contract;

                     (ix) any Contract that limits the freedom of Seller to compete in any line of business or with any Person or in any area after the Closing Date;

                     (x) any Contract containing any right of first refusal or similar right;

                     (xi) any Contract pursuant to which Seller has hired or retained a consultant providing for aggregate annual payments of $10,000 or more;

                     (xii) any Contract entered into within the past year between Seller and/or Maxwell and a third Person pursuant to which such Person is subject to confidentiality or non-disclosure obligations in connection with the divestiture of the Business; or

                     (xiii) any Contract under which Seller agrees to indemnify any Person other than in the ordinary course of business.

             (b) Each Contract disclosed in Schedule 4.13(a) or required to be disclosed in Schedule 4.13(a) is a valid and binding agreement of Seller, and is in full force and effect, and neither Seller nor, to Seller's knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to Seller's knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

     4.14    Absence of Certain Payments.  To the knowledge of
Seller, neither Seller, nor any of its Representatives, nor any other Person acting on behalf of any of them, have with respect to the Business (a) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or decree, directive or order of any Governmental Authority or (ii) without limiting the generality of the preceding clause
(i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority.

     4.15 Litigation. Except as set forth on Schedule 4.15, there is no Proceeding pending or, to the knowledge of Seller, threatened which relates to the Business or the Purchased Assets (including but not limited to any discrimination or sexual harassment claim). Schedule 4.15 lists all Proceedings against the Seller (i) which are pending or, to Seller's knowledge, threatened or (ii) which were pending at any time, since January 1, 1996. There is no Proceeding pending or, to Seller's knowledge, threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

     4.16    Compliance with Laws.  Except as set forth on
Schedule 4.16, Seller is in material compliance with all applicable statutes, laws and Governmental Requirements pertaining to the Business and the Purchased Assets, and Seller has not received notice of any violation of any such statutes, laws or Governmental Requirements, including, without limiting the generality of the foregoing, any notice from any Governmental Authority having jurisdiction over Seller as to any violation of any building, fire, environmental, health, immigration or other Governmental Requirement pertaining to the Business or the Purchased Assets.

     4.17 Permits, Licenses and Authorizations. Schedule 4.17(a) attached hereto is a complete list of all material permits, approvals, consents, licenses, franchises and other governmental authorizations held by Seller and required for the conduct of the Business. Except as set forth on Schedule 4.17(b), Seller possesses all material permits, approvals, consents, licenses, franchises and other governmental authorizations necessary for the use and occupancy of the Business.

     4.18    Environmental Matters.

     (a      Except as set forth on Schedule 4.18(a), Seller has
materially complied with and is currently in material compliance with all Environmental Laws, and has not been charged with, has not received any notice of, and is not under investigation for the failure to comply with, any Environmental Law pertaining to the Business or the Purchased Assets, or the operation, conduct or occupancy thereof.

     (b      Except as set forth in Schedule 4.18(b), Seller has
not previously disposed of any Hazardous Substance at or from the Facilities, regardless of whether at the time of disposal, the act of disposal was lawful, and, to the knowledge of Seller, no Environmental Condition exists relating to the Business or Facilities for which Seller or their predecessors is or may be liable.

     (c      Each transporter and disposal facility that has
transported or disposed of any Hazardous Substance from the Facilities on behalf of Seller, if any, (i) is listed on Schedule 4.18(c) attached hereto, (ii) was properly licensed at the time of such transportation or disposal and (iii) all such Hazardous Substances were properly transported or disposed of at a facility with authorization to dispose of such materials. All manifests or equivalent documents required by any and all of the statutes, laws and Governmental Requirements of any or all Governmental Authorities to be completed and retained by Seller in connection with each such instance of transportation were so completed and retained, copies of which will be made available to Purchaser within a reasonable period of time prior to the Closing.

     (d      Neither the Real Property nor any portion thereof is
listed, or has ever been listed, on the National Priorities List
("NPL") or on any federal or Nevada registry, list or report of inactive hazardous waste disposal sites. Seller has no above ground or underground storage tanks located at the Real Property except as disclosed on Schedule 4.18(d).

     (e      Each of the foregoing representations and warranties
of this Section 4.18 shall be in addition to, and not in lieu of, any other representation or warranty contained in this Agreement, including but not limited to, those contained in Section 4.16 hereof.

     4.19    Products; Product Warranties.

     (a      The form of each product warranty relating to
products manufactured or sold by Seller and relating to the Business that is currently in use and, to Seller's knowledge, was in use at any time during the three (3) year period preceding the date of this Agreement has been delivered to the Purchaser.

     (b      Schedule 4.19 sets forth a true and complete list of
(A) all products manufactured, marketed or sold by Seller and relating to the Business that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years (for purposes of this paragraph, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (B) all Proceedings (whether completed or pending) at any time during the past three (3) years seeking the recall, withdrawal, suspension or seizure of any product sold the Business.

     (c      Except as set forth on Schedule 4.19, Seller is not
aware of any defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by the Business during the past three (3) years or any defect in repair to any such products which could give rise to any claims in excess of historical warranty expenses; provided, however, that for purposes of this paragraph improvements made to products in the ordinary course of business shall not be interpreted as an indication of the existence of any defects.

     (d      The warranty expenses and other unreimbursed repair,
maintenance and replacement expenses actually incurred by the Business for the 12 months ending December 31, 2000 did not exceed (as a percentage of sales) the annual average of such expenses for the most immediate three preceding years, and Seller has no knowledge of any circumstances which are likely to cause such warranty and other expenses (as a percentage of sales) to increase in the future.

     (e      Except as provided in any of the standard product
warranties described in paragraph (a) of this Section and as otherwise set forth on Schedule 4.19, Seller has not sold any products or services which are subject to an extended warranty of Seller beyond twelve (12) months and which warranty has not yet expired.

     4.20    Customers.

     (a)     Schedule 4.13(a) lists all material customer
Contracts included in the Assets. Except as set forth on Schedule 4.20, no customer of the Business has given Seller or Maxwell written notice of termination or intent to terminate its business with Seller.

     (b) The work substantially completed by Seller prior to the Closing Date which will require either customer or third party approval or acceptance but which has not yet received the required customer or third party approval of acceptance will meet all material requirements and specifications of the Contract under which such work was completed, as modified through the Closing Date in all material respects.

     4.21    General Representation and Warranty.   No statement
contained in any representation or warranty made by Seller and Maxwell herein, or in any Exhibit or Schedule attached hereto contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements herein or therein not misleading in light of the circumstances in which they are made. The financial projections relating to the Business delivered to Purchaser are the financial projections the Seller utilized in connection with its operations.

     5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND WGT

     Purchaser and WGT represent and warrant to Seller and Maxwell as follows:

     5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to transact business and is in good standing in all jurisdictions where the nature of the business transacted by Purchaser or the character of the properties owned by Purchaser would require such qualification. Purchaser has all power and authority to own its property and to carry on its operations as now conducted by it.

     5.2     Corporate Action; Legal, Valid and Binding Agreement.
 All action of Purchaser and WGT necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby has been properly taken, and resolutions of the Board of Directors of the Purchaser and WGT, respectively, certified by the Secretary or an Assistant Secretary of Purchaser and WGT (as applicable) and in form satisfactory to counsel for Seller, shall be delivered at the Closing to Seller. Upon execution and delivery, this Agreement will constitute a legal, valid and binding agreement of Purchaser and WGT enforceable in accordance with its terms.

     5.3 No Violation. Except as set forth in Schedule 5.3 attached hereto, neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser or WGT to obtain any consent, authorization or approval or registration under or gives any person the right to accelerate the performance of any obligation under
(a) any term or provision of the Articles of Incorporation or the By-laws of Purchaser or WGT, (b) any Contract to which the Purchaser or WGT is bound, (c) any Contract relating to any bank or other institutional loans or indebtedness of the Purchaser or WGT, or (d) any judgment, or Governmental Requirement, or any statute or law applicable to Purchaser or WGT. Except for any filings set forth on Schedule 5.3, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Purchaser or WGT in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

     5.4 Litigation. There is no Proceeding pending or threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

     5.5 General Representation and Warranty. None of the representations and warranties of Purchaser made in this Agreement contain any untrue statements of material fact or omit to state any material fact necessary in order to make said representations and warranties not misleading.

              6.  ACCESS AND CONFIDENTIALITY.

     6.1     Access to Properties and Records.

     (a      Purchaser, through its Representatives and such other
advisers as may be selected by Purchaser, shall through the Closing Date have access (which access shall not be materially disruptive to or unreasonably interfere with any business or operations of Seller) to all premises and operations of Seller used in the operations of the Business and to their officers and employees for the purpose of its due diligence (including but not limited to environmental due diligence) examination of all of the Purchased Assets and other relevant records, papers and information relating to the operations of Business. Seller shall cooperate fully and will arrange for the cooperation of their employees and their independent certified public accountants, and will comply with all reasonable requests for data, information and access. Upon the reasonable request of Purchaser, copies of such records, papers and information shall be promptly furnished. Any third party costs incurred by Seller in connection with Purchaser's due diligence investigation (such as the costs of Seller's independent accountants in respect thereto) shall be reimbursed by Purchaser.

     6.2 Environmental Audit. Purchaser shall, at Purchaser's sole expense, be permitted to cause environmental audits of the Facilities to be conducted assessing the presence and or disposition of Hazardous Substances and compliance with Environmental Laws; provided, however, that Purchaser will not conduct or cause to be conducted any "Phase II" environmental audits or other invasive testing procedures without the express prior written consent of Seller. Seller hereby grants a license to Purchaser's qualified environmental consultants to enter upon the Facilities, upon giving Seller reasonable notice, with personnel and materials to conduct such environmental audits.

     6.3     Confidentiality by Purchaser; Return of Information.
 All information acquired by or on behalf of WGT or Purchaser about or relating to Maxwell, Seller and the Purchased Assets pursuant to this Agreement shall be "Evaluation Material" as defined in, and which shall be subject to the terms and conditions of, the Confidentiality Agreement between Maxwell and WGT, dated March 22, 2001 (the "Confidentiality Agreement"). Purchaser and WGT each agrees to promptly return to Seller or destroy, at Seller's discretion, all copies of any confidential information acquired by or on behalf of Purchaser in the investigation of the Business to the extent provided for in the Confidentiality Agreement.

     6.4 Access to Records After the Closing. From and after the Closing, Seller and its Representatives shall be allowed, upon reasonable request, to inspect and copy at their expense the business records and accounts of Purchaser pertaining to (i) all matters as to which Seller is required to provide indemnification pursuant to this Agreement, and (ii) any transactions of Seller occurring or assets of Seller held at the Facilities, at and through the Closing Date. Purchaser agrees not to destroy or abandon any such business records or accounts for a period of four (4) years following the Closing and to destroy such business records or accounts only upon thirty (30) days' advance written notice to Seller for an additional period of two (2) years thereafter. If Seller requests the surrender of such records or accounts, then Purchaser shall surrender, at Seller's expense, such records or accounts so requested rather than proceeding with such destruction.

     From and after the Closing, Purchaser and its Representatives shall be allowed upon reasonable request to inspect and copy at its expense the records of Seller and Maxwell relating to the Business through the date of the Closing that are not transferred to Purchaser, including, without limitation, all financial records and tax returns of Seller and Maxwell relating to the Business. Each of Seller and Maxwell agrees not to destroy or abandon any such records for a period of four (4) years following the Closing.

             7.  CONDITIONS PRECEDENT TO CLOSING

     7.1 Conditions to Each Party's Obligation to Close. The respective obligations of each party to consummate the transactions provided for in this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a      No temporary restraining order, preliminary or
permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the transactions provided for in this Agreement shall have been issued and remain in effect.

     (b      Each of Seller and Purchaser shall have obtained such
consents from third parties and Governmental Authorities, as shall be required and which are material to Seller and Purchaser and to consummation of the transactions contemplated hereby.

     7.2 Conditions Precedent to the Obligation of Purchaser to Close. The obligation of Purchaser to consummate the transactions provided for in this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions precedent:

     (a      Seller shall have delivered access to and possession
of all of the Purchased Assets to Purchaser and shall have delivered to Purchaser such fully executed instruments of assignment, transfer and conveyance as are necessary in the opinion of, and satisfactory in form to, counsel to Purchaser to transfer good and marketable title to all of the Purchased Assets to Purchaser in accordance with the provisions of this Agreement.

     (b      The representations and warranties of Seller and
Maxwell contained in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on the Closing Date as if made on that date. All covenants, agreements and obligations and all conditions precedent on the part of Seller and Maxwell to be performed hereunder on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

     (c      Seller shall have delivered to Purchaser a
certificate executed by an authorized officer of Seller and Maxwell dated the Closing Date stating that (i) all representations and warranties made by Seller and Maxwell contained in this Agreement are true, complete and accurate as of the Closing as if made on and as of such date, and (ii) all terms, covenants (to the extent required to be performed prior to the Closing), conditions and provisions of this Agreement to be met by Seller and Maxwell have been complied with.

     (d      There shall not have occurred since December 31, 2000
a Sierra Material Adverse Event.

     (e      Purchaser shall have obtained commitments for the
Title Policies insuring Purchaser's fee title interest in and to each parcel of Real Property, as more particularly described in Section 8.6 hereof.

     (f      Seller shall have executed and delivered the
Assumption Agreement and the other instruments of conveyance specified by Section 3.2(a).

     (g      At or prior to the Closing, Purchaser shall have
received a UCC search report dated as of a recent date issued by the Secretary of State of Delaware and each state in which Seller is qualified to do business indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name Seller and/or Maxwell as debtor or otherwise indicating any Encumbrance on the Purchased Assets, except for (i) Permitted Encumbrances or other liens which Purchaser has approved, in its sole discretion, and (ii) any Encumbrances with respect to which Seller will deliver releases on or before the Closing Date duly executed by the lender or other creditor which is the holder of such lien.

     (h      All of the Key Employees identified on Schedule
8.8(a) shall have indicated his or her agreement to accept employment with Purchaser or shall have agreed to become consultants to Purchaser after the Closing on terms and conditions acceptable to Purchaser in its sole and absolute discretion (contingent upon the Closing and effective on the Closing Date), provided that such Key Employees are offered salaries and benefits reasonably comparable in the aggregate to their current salaries and benefits.

     Purchaser shall have the right, exercisable in its sole discretion, to waive any one or more of the foregoing conditions (which waiver shall not operate as a waiver of any right of indemnity or any other right or remedy for breach of this Agreement with respect thereto, and to proceed with the Closing, or to terminate this Agreement.

     7.3 Conditions Precedent to the Obligation of the Seller to Close. The obligation of Seller to consummate the transactions provided for in this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions precedent:

     (a      The representations and warranties of Purchaser and
WGT contained in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on the Closing Date as if made on that date. All covenants, agreements and obligations and all conditions precedent on the part of Purchaser and WGT to be performed or complied with hereunder at or prior to the Closing shall have been duly performed and complied with in all material respects.

     (b      Purchaser shall have delivered to Seller a
certificate executed by an authorized officer of Purchaser and WGT dated the Closing Date stating that (i) all representations and warranties made by Purchaser and WGT and contained in this Agreement are true and accurate as of the Closing, and (ii) all terms, covenants (to the extent required to be performed prior to the Closing), conditions and provisions of this Agreement to be met by Purchaser and WGT have been complied with.

     (c      Purchaser shall have delivered to Seller good and
sufficient instruments, satisfactory in form to counsel to Seller, evidencing the assumption by Purchaser of the Assumed Liabilities.

     (d      Purchaser shall have delivered the Preliminary
Purchase Price to Seller.

     (e      Purchaser shall have executed and delivered the
Assumption Agreement to Seller and Maxwell.

     Seller shall have the right, exercisable in its sole discretion, to waive any one or more of the foregoing conditions (which waiver shall not operate as a waiver of any right of indemnity or any other right or remedy for breach of this Agreement with respect thereto and to proceed with the Closing, or to terminate this Agreement.

                 8.  ADDITIONAL AGREEMENTS

     8.1 Bulk Sales Laws. The parties hereto waive compliance with the bulk transfer provisions of the Uniform Commercial Code as adopted in any state relevant to the transactions provided for in this Agreement. Seller warrants and agrees to pay when due and discharge all claims of creditors and all Taxes and interest and penalties and all other liabilities of whatsoever nature which do not constitute Assumed Liabilities and which could be collected from Purchaser by reason of such noncompliance.

     8.2 Further Assurances. After the Closing, each of the parties hereto agrees to take whatever further action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by the other in order to fulfill the purposes and the intent of this Agreement.

     8.3 Brokerage Commissions and Fees. WGT and Purchaser, on the one hand, and Seller and Maxwell, on the other hand, represent and warrant to each other that all negotiations between them have been carried on by them directly, each with the other, or with the other's Representatives, without the intervention of any third person and that there are no brokers' commissions, finder's fees or other payments of like nature payable to any person. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, all legal expenses) attributable to any claim, liability or obligation for any brokers' commission, finder's fees or other payment of like nature which arises from any contract or agreement or obligation on the part of the Purchaser with any broker, finder or like person. Seller agrees to indemnify and hold harmless Purchaser from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, all legal fees and expenses) attributable to any claim or liability or obligation for any brokers' commissions, finder's fees or payment of like nature which arises from any contract, agreement or obligation on the part of Seller with any broker, finder or like person.

     8.4     Operation of the Business Prior to Closing.  (a)
Except as set forth on Schedule 8.4, prior to the Closing, Seller:

             (i) shall operate the Business in the usual, regular and ordinary course of business (except with the prior written consent of Purchaser);

             (ii) shall maintain the Purchased Assets in good operating condition and repair;

             (iii) shall pay its accounts payable and pay and perform its other obligations when they become due and payable in the ordinary course of business consistent with prior practice, or when required to be performed, as the case may be it being agreed that, with respect to the trade payables of the Business included in the Assumed Operating Liabilities ("Payables"), Seller will, prior to Closing, pay the Payables so that none of the Payables as of the Closing Date will be older than 45 days.

             (iv) shall maintain the books, accounts and records of Seller in the usual, regular and ordinary manner on a basis consistent with past practice; and

             (v) shall use its reasonable commercial efforts to assist Purchaser and WGT in connection with Purchaser's financing for the transactions contemplated by this Agreement.

     (b) Except as set forth on Schedule 8.4, prior to the Closing, Seller:

             (i) shall not make any material increase in the salary, benefits, bonuses or other compensation (whether commission, benefits (retirement, severance or other) or other direct or indirect remuneration) payable to employees of the Business;

             (ii) shall not enter into any employment contract with any employee of the Business;

             (iii) shall not sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of or agree to sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any of the Purchased Assets or other material rights, except in the ordinary course of business;

             (iv) shall not transfer or grant any right under, or enter into any settlement regarding the breach or infringement of, any Sierra Intellectual Property, or modify any existing right with respect thereto;

             (v) shall not enter into any Contract other than in the ordinary course of business or enter into any material amendment, supplement or waiver in respect of any Assumed Contract or enter into any amendment, supplement or waiver with respect to any existing such Assumed Contract;

             (vi) shall not agree to incur any severance payment, "stay bonus", "sale bonus" or similar obligation by reason of this Agreement to any employee of the Business except for payments for cancellation of outstanding stock options of Seller or its Affiliates.

             (vii)   shall not grant or extend any power of
attorney relating to the Business;

             (viii) shall not make any commitment for capital expenditures or capital additions or improvements relating to the Business under which payment or expenditure obligations exceeding $25,000 in the aggregate will remain outstanding as of the Closing Date;

             (ix) shall not enter into or amend any collective bargaining or union contract or agreement covering any employees of the Business;

             (x) shall not institute, settle or agree to settle any Proceeding before any arbitrator, tribunal, court or other
Governmental Authority that creates or imposes any continuing obligation or restriction on the Business;

             (xi) shall not in any other manner, modify, change or otherwise alter the fundamental nature of the Business as presently conducted;

             (xii) shall not make or permit any change to its accounting methods or principles; and

             (xiii)  shall not otherwise commit, whether in
writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

     8.5     Public Statements.  WGT, Purchaser, Seller and
Maxwell agree (a) to cooperate, prior to the Closing, in preparing language for and issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and that the press releases of WGT and Maxwell, respectively, included as Exhibit 8.5 shall be issued at 8:00 AM PDT on June 19, 2001 (the "Press Releases"); and (b) that no written press releases or other public statements relating to the transactions contemplated by this Agreement shall be issued after the Closing prior to the release of the Press Releases without the joint consent of Purchaser and Maxwell (except as may be required by law and, in any such event, only after consultation with the other party).

     After the Closing, Seller and Purchaser shall jointly notify all customers of the Business that the transactions contemplated by this Agreement have occurred.

     8.6     Matters Relating to Real Property.

     (a      On behalf of Purchaser, Seller shall request a
preliminary title commitment from a title insurance company acceptable to Purchaser (the "Title Company") for the issuance of an California Land Title Association extended coverage owner's policy of title insurance (including mechanics' lien coverage) for each parcel included in the Real Property setting forth the status of title to each such parcel (individually a "Title Commitment" and collectively the "Title Commitments"). The Title Commitments shall be accompanied by true, complete and legible copies of all Encumbrances identified therein.
The policies to be issued pursuant to the Title Commitments (individually a "Title Policy" and collectively the "Title Policies") shall insure that Purchaser has good, marketable and indefeasible title to such Real Property, subject only to those Encumbrances accepted by Purchaser pursuant to paragraph (c) of this Section 8.6 ("Permitted Title Encumbrances"), and shall include such additional coverages and endorsements as Purchaser may reasonably require (collectively the "Endorsements"). Purchaser shall pay all premiums for the issuance of the Title Policy and the Endorsements, and shall deliver to the Title Company such affidavits, indemnities and other documentation as shall be necessary to enable the Title Company to issue the Title Policies with the Endorsements subject only to Permitted Title Encumbrances.

     (b      Seller shall obtain, at Purchaser's sole cost and
expense (other than the cost of providing copies of existing surveys), surveys covering each parcel included in the Real Property
(individually a "Survey" and collectively the "Surveys"), each of which shall be prepared by a surveyor duly licensed under the laws of Nevada and approved by Purchaser.

     (c      Prior to Closing, Purchaser shall notify Seller in
writing of any unacceptable Encumbrances or other matters disclosed by either the Title Commitments or the Surveys (individually a "Disapproved Encumbrance" and collectively the "Disapproved
Encumbrances"). Seller agrees to use commercially reasonable efforts to eliminate the Disapproved Encumbrances or otherwise resolve the Disapproved Encumbrances to the satisfaction of Purchaser.

     8.7     Expenses; Sales Tax; Transfer Tax; Proration.
Whether or not the Closing is consummated all costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement, including but not limited to legal and accounting fees and expenses, shall be paid by the party that incurs such costs and expenses except as expressly provided for in this Agreement. Except for any Taxes determined based on the income of Seller or any Affiliate thereof, Purchaser shall be responsible for payment of any Taxes generated by the completion of the purchase of the Purchased Assets contemplated by this Agreement including but not limited to the transfer of the Real Property to Purchaser.

     8.8     Employee Matters.

     (a      Purchaser agrees that it will offer employment to any
individual employed by Seller who, on the Closing Date, works for the Business. If that employment offer is accepted, employment will commence effective on the day following the Closing Date. Purchaser has identified certain employees of Seller who are listed on Schedule 8.8(a) ("Key Employees"). The terms and conditions of Purchaser's offers of employment to the employees of the Business will be determined in Purchaser's sole discretion (subject to Section 8.8(b) below).

     (b) Purchaser will provide initial wages and benefits to all employees of the Business who accept Purchaser's offer of employment ("Transferred Employees") that are reasonably equivalent, in the aggregate, to the compensation and benefits received by the Transferred Employees from Seller as of the Closing Date. With respect to Transferred Employees, Purchaser and Seller agree to cooperate fully in the transition of any such employees to employment with Purchaser. Nothing contained in this Section will be construed to affect any right Purchaser or its Affiliates may have after the Closing to terminate the employment of any Transferred Employee at any time.

     (c) For the purposes of satisfying the service requirements, if any, to participate in Purchaser's employee pension and welfare benefit plans ("Purchaser's Employee Plans"), Purchaser will treat service by each of the Transferred Employees with Seller as service with Purchaser. For purposes of vesting in benefits payable under Purchaser's employee pension benefit plans ("Purchaser's Pension Plans"), but not for purposes of computing the amount of the benefits, or the existence of a benefit, under Purchaser's Pension Plans, Purchaser will treat service by each of the Transferred Employees with Seller as service with Purchaser; provided that such service will not be recognized to the extent that such recognition would result in duplication of benefits (or is not recognized for such purposes under
Purchaser's Pension Plans).   In addition, Purchaser will recognize and
assume responsibility for vacation hours accrued by Transferred Employees under Seller's vacation policy on or before the Closing Date.

     With the exception of liabilities included in the Assumed Operating Liabilities, Purchaser is not assuming, under this Agreement or otherwise, and the Seller is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of the termination of employees not hired by Purchaser, or, in the case of Transferred Employees, any such obligations, responsibilities or liabilities that relate to their employment with Seller for the period of time up until the Closing.

     (d) Except for Purchaser's agreements in Section 8.8(b) and (c), after the Closing nothing herein expressed or implied confers upon any former employee of Seller, or any other Person, any rights or remedies (including, but not limited to, any right to employment, or continued employment, for any specified period) or any right to any particular benefits in connection with any employment of any nature or kind whatsoever under or by reason of this Agreement.

     (e) Seller is responsible for providing all notices and other communications to employees of Seller and any Governmental Authority that are required under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). Seller shall offer, or cause to be offered by any ERISA Affiliate, continuation coverage as required by COBRA to those individuals, if any, who are eligible to elect such coverage by reason of the transaction contemplated by this Agreement. Seller shall provide, or cause to be provided, all certifications required by Code Section 9801(e) and all applicable notifications of any conversion rights or privileges available under any Employee Plan that arise as a result of the transaction contemplated by this Agreement.

     (f) Purchaser and Seller agree to work together to accomplish direct rollovers of the Transferred Employees' account balances, including outstanding loans by Seller's 401(k) Plan to the Transferred Employees, under Seller's 401(k) Plan to Purchaser's 401(k) Plan if such direct rollovers are permissible under both Seller's and Purchaser's respective 401(k) Plans.

     8.9 Accounts Receivable. The Purchased Assets shall not include any of the Accounts Receivable of Seller. The Parties agree to the following procedures with respect thereto:

     (a) Purchaser shall use its reasonable commercial efforts to collect the Accounts Receivable as agent for Seller which obligation shall continue for 120 days following the Closing Date. Proceeds of such collection received from any customer hereunder ("A/R Collections") shall be applied by Purchaser first against the oldest Accounts Receivable of such customer unless any such customer expressly directs otherwise. Purchaser shall not be required to commence legal action against any party nor to cease doing business with any customer in connection with this Section 8.9. Seller agrees to reimburse, indemnify and hold harmless Purchaser from and against any and all claims, liabilities and losses (but not normal administrative expenses) whatsoever that may be suffered or incurred by Purchaser to Seller or any third party, including, but not limited to, attorney's fees, arising out of or incurred with respect to Purchaser's efforts pursuant to this Section 8.9, except to the extent that any such claims, liabilities or losses arise out of the willful misconduct or gross negligence of Purchaser.

     (b) Subject to Section 9.7 hereof, Purchaser shall pay all A/R Collections to Seller within five (5) business days after Purchaser shall have identified and applied any A/R Collections on its records. To the extent that Seller or any Affiliate thereof receives any payment from any customer of the Business in respect of goods or services sold by Purchaser after the Closing (i.e., a payment that is not in respect of any Account Receivable), Seller shall pay such funds to Purchaser within five (5) business days after the identification thereof. During the 120 day collection period contemplated by this
Section 8.9, Purchaser shall give Seller a monthly written report on the status of its collection efforts, and Seller shall also provide a monthly report with respect to all funds received from customers of the Business owing to Purchaser. Each party shall have the right to review all cash receipts and other records of the other party relating to such other party's obligations under this Section 8.9. Within 30 days following the end of the 120 day period after the Closing Date, the parties shall promptly meet and discuss any open issues under this
Section 8.9 and an appropriate means for the Purchaser to continue to collect, or for Seller to assume collection of, the balance of the Accounts Receivable not covered by Purchaser's collection efforts hereunder. Unless the parties otherwise agree, Purchaser shall deliver all records relating to the Accounts Receivable to Seller at such time.

     8.10    Non-Competition and Nondisclosure.

     (a      As an inducement for Purchaser to enter into this
Agreement and in consideration of the Purchase Price to be paid to Seller under this Agreement, and subject to Paragraph (d) of this
Section 8.10, Seller and Maxwell agree that:

             (i)     For a period of four (4) years after the Closing:

                     (A) Seller and Maxwell will not, directly or indirectly through any Affiliate of Seller and Maxwell, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, any Person whose business, products or activities compete in whole or in part with the Product Lines or activities of the Business anywhere in the world; provided, however, that (I) the provisions of this Section 8.10(a) shall not prohibit Seller or Maxwell, or any Affiliate thereof, from conducting business with any such Person involving products or services currently, or in the future, offered or required by Seller, Maxwell or any such Affiliate (other than any of the products involved in the Business), (II) the provisions of this
                     Section 8.10(a) shall not prohibit Seller or Maxwell, or any Affiliate thereof, from investing in, or providing credit to, any Person engaged in a business that does not compete with the Product Lines even if such Person has an Affiliate which is engaged in competition with the Product Lines so long as no such investment or credit is directly or indirectly used to support the competing business of such Person's Affiliate, and (III) Seller or Maxwell may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller and Maxwell agree that this covenant is reasonable with respect to its duration, geographical area, and scope.

                     (B) Maxwell and Seller will not, directly or indirectly through any Affiliate thereof, (x) induce or attempt to induce any Transferred Employee to leave the employ of Purchaser, (y) in any way interfere with the relationship between Purchaser and any Transferred Employee, (z) induce or attempt to induce any customer, supplier, licensee, or business relation of Purchaser to cease doing business with Purchaser in the Product Lines, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Purchaser in the Product Lines.

                     (C) Maxwell and Seller will not, directly or indirectly through any Affiliate thereof, solicit the business of any Person known to Seller to be a customer of Purchaser, with respect to products or activities which compete in whole or in part with the Product Lines or activities of the Business.

             (ii) In the event of a breach by Maxwell or Seller or any Affiliate thereof of any covenant set forth in Subsection 8.10(a)(i) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

             (iii) Maxwell and Seller will not, at any time during the four-year period herein provided, disparage the Business or any employees or agents of the Business.

     (b      Maxwell and Seller acknowledge and agree that from
and after the Closing Date all confidential information of the Business known by Maxwell and/or Seller or any of their Representatives ("Confidential Information"), is the property of Purchaser. Therefore, each of Maxwell and Seller agrees that it will not, at any time, disclose to any unauthorized Person or use for its own account or for the benefit of any third Person any Confidential Information, whether Maxwell and/or Seller has such information in the memory of its employees or embodied in writing or other physical form, without Purchaser's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of either Maxwell or Seller's fault or the fault of any other Person bound by a duty of confidentiality to Purchaser or Maxwell or Seller.

     (c      If Maxwell or Seller breaches the covenants set forth
in Paragraphs (a) or (b) of this Section 8.10, Purchaser will be entitled to seek an injunction or the equitable relief against Maxwell and/or Seller, and it will also be entitled to the following remedies:

             (i)     Damages from Maxwell and Seller; and

             (ii) To offset against any and all amounts owing to Seller under this Agreement any and all amounts which Purchaser may claim under clause (i) above.

The rights and remedies of the Purchaser in this Paragraph (c) are cumulative and not alternative.

     (d      If a controlling interest in Maxwell or Seller shall
be acquired by a Person other than a Person who is an Affiliate of Maxwell at the time of any such acquisition ("Acquiring Person"), then the operation or continued operation by such Acquiring Person of its business shall not constitute a violation or breach of this Section
8.10 by Maxwell or Seller so long as and provided that: (i) Maxwell and Seller and their Affiliates as of the date of Closing shall continue to be bound by all of the terms and conditions of this Section 8.10 and
(ii) without limiting the foregoing, any such Acquiring Person and its Affiliates (including but not limited to Maxwell and Seller) shall be subject to, and bound by, the provisions of Paragraph (b) and, to the extent it relates to said Paragraph (b), Paragraph (c) of this Section
8.10 as though they were an original signatory to this Agreement.

     8.11 Transition Services. After the Closing, Seller will supply certain services to Purchaser as follows:

     (a) Employee Matters. Seller will pay, or cause its payroll services provider (Ceridian) to pay, all wages and salaries payable to the Transferred Employees of the Business, net of all required withholding for a reasonable period of time after the Closing. Purchaser will pay to Seller or its designee by wire transfer, on the next business day following notice from Seller to Purchaser as to the aggregate amount of each such payment to Purchaser's employees, plus the aggregate amount of any payroll or withholding taxes or any other payroll related deductions remitted by Seller on behalf of Purchaser or the Transferred Employees and any out-of-pocket expenses incurred by Seller in connection therewith, but not including any allocation of the costs of Seller's employees. Purchaser will provide Seller with all information required by Seller to perform its services hereunder. To the extent that Seller's services under this Paragraph (a) extend beyond two pay periods of the Business after the Closing Date, Purchaser shall reimburse Seller for an allocation of the cost of the Seller's employees performing such services in connection therewith.
In addition:

     (i) Purchaser and Seller agree, with respect to any Transferred Employees, to use the "alternate procedure" set forth in IRS Rev. Proc. 96-60, 1996-2 C.B. 399, for:
             (A) preparing and filing Forms W-2 (Wage and Tax Statements), Forms W-3 (Transmittal of Income and Tax Statements), and any remaining Forms 941 (Employer's Quarterly Federal Tax Return) for 2001; and (B) transferring Forms W-4 (Employee's Withholding Allowance Certificate) and Forms W-5 (Earned Income Credit Advance Payment Certificate). Seller will remain responsible for the Forms W-2 for 2001 and all other required reporting obligations for those employees of Seller who are not Transferred Employees.

     (ii) On and after the Closing Date, Seller will make available to Purchaser all current Forms W-4 and Forms W-5 that were provided to Seller by the Transferred Employees and any other wage and payroll tax payment and withholdings records, reports and other data as may be reasonably necessary to enable Purchaser to furnish Forms W-2 to the Transferred Employees for 2001, to file Forms 941 for 2001 and to make all other appropriate reportings and withholdings related to wages paid to the Transferred Employees. Immediately upon receipt of notice of the hire of each Transferred Employee, Purchaser will transfer to Seller custody of the current Form W-4, and if applicable, Form W-5, that was provided to Seller by such Transferred Employee.

     (b) Klement. Seller will make available to Purchaser the services of Gary Klement to assist Purchaser in connection with Purchaser's closing of the books of the Business for the month of June 2001. Such services will be provided on a reasonable, part-time basis during the month of July 2001. Seller shall provide such services free from any charge for the service of Klement, but Purchaser shall reimburse Seller for any out-of-pocket costs incurred in connection with providing such services.

     (c) Test Equipment. Seller shall continue to provide such engineers and technicians as may be reasonably necessary to complete the ongoing installation of certain testing equipment and software at the Carson City facility of the Business. Purchaser shall pay Seller for any such services provided after Closing under this clause an amount equal to (i) Seller's actual costs for such personnel and services plus (ii) any out-of-pocket expenses, including reasonable travel and lodging expenses incurred in performing such services, consistent with Seller's travel expense policy and subject to Seller providing Purchaser with documentation supporting such expenses.

     (d)     IT.  Maxwell and Seller shall cooperate with
Purchaser in connection with the termination of all information technology interfaces between Maxwell or Seller and the Business. Purchaser shall have the right to continue to use the T-1 line service which prior to the Closing Maxwell has provided or made available to the Business for a period of up to 60 days, or such longer period as the parties may agree upon; in connection therewith, Purchaser shall pay or reimburse Maxwell for all out-of-pocket costs incurred in connection with this service and Maxwell and Purchaser shall cooperate and use their reasonable commercial efforts to effectuate appropriate procedures to protect each other's confidential information to the
extent practicable.   In addition, subject to the foregoing, Maxwell
shall discontinue and terminate as soon as practicable after Closing any links to the Business which are contained on its Website.

     8.12    Consents and Best Efforts.

     (a      As soon as practicable, Purchaser and Seller, as
applicable, will commence all reasonable action required hereunder to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any Person as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Purchased Assets, free of Encumbrances, including but not limited to approval from customers of the Business for the transfer of the Assumed Contracts. Purchaser and Maxwell or Seller agree to use commercially reasonable best efforts to satisfy all conditions precedent to their respective obligations to consummate the transactions contemplated by this Agreement.

     (b      Maxwell and Seller shall not, nor shall they authorize
any of their Representatives, directly or indirectly, (i) to solicit, initiate or encourage the submission of any proposal by any Person with respect to, or which includes, a purchase of all or any significant portion of the assets of the Business, or any other transaction that would involve a change of ownership or control of any of the Purchased Assets ("Acquisition Proposal"), (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, Maxwell shall promptly notify Purchaser orally and in writing of (x) the receipt by Maxwell or Seller or any of their Representatives after the date hereof of any Acquisition Proposal, (y) the material terms and conditions thereof and (z) the identity of the Person(s) who has made the Acquisition Proposal.

     8.13 SEC Financials. Maxwell and Seller acknowledge that WGT is required under Governmental Requirements to prepare or have prepared and report, certain financial statements for the Business which include (i) an audited balance sheet and audited statements of income and cash flow of the Business in accordance with GAAP for the Seller's most recent fiscal year; (ii) an unaudited balance sheet and unaudited statements of income and cash flows of the Business for the Seller's fiscal quarters ending March 31, 2001 and April 1, 2000, respectively; and (iii) unaudited proforma financial information for the Business including a proforma balance sheet and a proforma statement of income for the most recent fiscal year end and for the fiscal quarter ending March 31, 2001 (collectively, "Audited Financials") as soon as possible for purposes of a proposed registration statement to be filed by WGT, or, in any event, within five (5) days after the Closing Date.

     With respect to the foregoing Maxwell, Seller and WGT agree as follows:

     (a      Maxwell and Seller will assist and cooperate, and
cause its accountants to cooperate, with WGT in connection with the WGT's efforts to prepare, complete and file the Audited Financials in a timely manner, pursuant to all Governmental Requirements. In that regard, Maxwell and Seller will make available to WGT and its Representatives at all reasonable times all financial and other books and records of Seller, and cause its accountants to make available all of their work papers, which are relevant, necessary or advisable in order for WGT to complete and file the Audited Financials.

     (b      WGT shall pay or reimburse Seller for all direct,
out-of-pocket costs and expenses incurred by Maxwell and Seller or their Representatives in assisting and cooperating with WGT as provided for in Paragraph (a) hereof. Maxwell and Seller shall not pay, reimburse or otherwise be responsible for any costs and expenses of any kind whatsoever that may be incurred by WGT or its Representatives in connection with their completion of the Audited Financials.

     8.14 Cooperation Regarding Insurance Coverage. Maxwell agrees to provide such information as Purchaser may reasonably request and otherwise provide reasonable cooperation to Purchaser in connection with Purchaser's application for a medical products liability insurance policy that will provide coverage for pre-Closing prior acts.

             9.  SURVIVAL AND INDEMNIFICATION

     9.1 Survival of Representations, Warranties, Covenants and Indemnities. The representations and warranties of the parties to this Agreement shall survive the Closing until December 31, 2002, at which time they shall terminate, except that (a) the representations and warranties set forth in Section 4.5 shall survive the Closing until all applicable statutes of limitation, as extended, shall have expired;
 (b) the representations and warranties set forth in Section 4.18 shall survive the Closing for a period of five (5) years after the Closing Date; (c) there shall be no time limitation on the representations and warranties set forth in Sections 4.2 and 4.7(b); and (d) any claims made prior to the expiration of the applicable survival period with respect to any Loss arising out of any breach of any representation and warranty by any party, shall survive until the liability shall be finally determined. The covenants of the parties to this Agreement, including but not limited to the covenants and indemnities set forth in this Article 9 of this Agreement, shall survive the Closing until they have been fully satisfied or otherwise discharged.

     9.2     Definitions.  For purposes of this Article 9:

     "Loss" and "Losses" means any and all losses, damages, liabilities, payments, costs and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

     "Indemnified Person" means any person entitled to be indemnified under this Article 9.

     "Indemnifying Person" means any person obligated to indemnify another person under this Article 9.

     "Purchaser's Indemnified Persons" means the Purchaser, their directors, officers, employees, stockholders and agents.

     "Seller's Indemnified Persons" means Maxwell, Seller, their directors, officers, employees, stockholders and agents.

     "Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

     9.3     Indemnification by Seller and Maxwell.

     (a)     Subject to the terms and conditions of this Article
9, Seller and Maxwell hereby agree, jointly and severally, to defend, indemnify and hold harmless Purchaser's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

             (i) resulting from or arising out of any breach of any of the representations or warranties (other than those in Sections 4.2, 4.5, 4.7(b) and 4.18) made by Seller or Maxwell in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

             (ii) resulting from or arising out of any breach of any of the representations or warranties made by Seller or Maxwell pursuant to Section 4.2 or 4.7(b));

             (iii) resulting from or arising out of any breach of any covenant or agreement made by Seller in or pursuant to this Agreement;

             (iv) in respect of any Retained Liability or any liability or obligation of Seller not included in the Assumed
Liabilities;

             (v) resulting from or arising out of the conduct of the Business (including but not limited to the manufacture of any product) at any time prior to the Effective Time including, but not limited to, any Proceeding against the Seller or Maxwell and any litigation or similar matter arising out of such conduct, whether or not described or required to be described on Schedule 4.15 (except for any Assumed Liabilities expressly assumed by Purchaser in this Agreement).

             (vi) resulting from or arising out of a breach of any representation warranty made by Seller or Maxwell in or pursuant to
Section 4.5 or out of any liability, payment or obligation in respect of any Taxes owing by Seller or Maxwell of any kind or description (including interest and penalties with respect thereto) for all the Pre-Closing Tax Periods unless included in the Assumed Operating Liabilities;

             (vii) resulting from or arising out of a breach of any representation or warranty made by Seller or Maxwell in or pursuant to Section 4.18 or resulting from or arising out of any Environmental Claim or any violation of any Environmental Laws which occurred or relate to time periods or events on or prior to the Closing Date, which violation does not otherwise relate to a Retained Liability under
Section 2.4 and as to which indemnification may be sought under item
(iv) of this paragraph (a);

             (viii) resulting from or arising out of any Employee Benefit Plan except for any Assumed Liabilities; and

             (ix) resulting from or arising out of Seller's failure to comply with bulk sales laws notwithstanding Purchaser's waiver of Seller's compliance therewith pursuant to this Agreement.

     (b) The right to indemnification under paragraph (a) of this Section 9.3 is subject to the following limitations:

             (i) Seller and Maxwell shall have no liability under paragraph (a) unless one or more of the Purchaser's Indemnified Persons gives an Indemnification Notice to Seller asserting a claim for Losses before the expiration of the applicable period set forth below:

                     (A) for claims under clause(s) (i) and (ix) of paragraph (a) above, the period until December 31, 2002;

                     (B)     for claims under clause (vii) of paragraph
(a) above a period of five (5) years after the Closing Date;

                     (C)     for claims under clause(s) (iii), (iv),
(v), (vi) and (viii) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations; and

                     (D) for claims for fraud or under clause (ii) of paragraph (a) above, without limitation as to time.

             (ii) Indemnification for claims under clauses (i) and (ix) of Section 9.3(a) above and for claims relating to AOL-Type Retained Liabilities under clause (iv) of Section 9.3(a) above, but not for claims for fraud or under clauses (ii), (iii), (v), (vi), (vii) and
(viii) of Section 9.3(a) or, except for Retained Liabilities of the type identified on Schedule 9.3(b) ("AOL-Type Retained Liabilities"), under clause (iv) of Section 9.3(a), (A) shall be payable by the Seller and Maxwell hereunder only if and to the extent that the aggregate amount of all Losses hereunder by the Purchaser's Indemnified Persons shall exceed $250,000 (the "Basket"), whereupon Seller and Maxwell shall be responsible for paying all such amounts in excess of the Basket and (B) shall not exceed $49,026,000 in the aggregate.

             (iii) The limitations on the period of survival in this Section 9.3 shall not apply to any covenant or undertaking contained in this Agreement (or in any agreement or instrument delivered pursuant hereto) which is to be performed following the Closing.

     9.4     Indemnification by Purchaser and WGT.

     (a)     Subject to the terms and conditions of this Article
9, from and after the Closing Date, Purchaser and WGT hereby agree, jointly and severally, to indemnify and hold harmless Seller's Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them;

             (i) resulting from or arising out of any breach of any of the representations or warranties made by Purchaser, in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing; or

             (ii) resulting from or arising out of any breach of any covenant or agreement made by Purchaser in or pursuant to this Agreement including but not limited to any failure to pay or otherwise discharge any of the Assumed Liabilities.

     (b) The right to indemnification under paragraph (a) above is subject to the limitation that Purchaser shall have no liability under paragraph (a) unless a Seller's Indemnified Person gives written notice to Purchaser asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before December 31, 2002, provided that with respect to a claim for Losses relating to a breach of the representations in Section 5.2, there shall be no time limit for the assertion of such a claim. Indemnification for claims under paragraph (a) (other than claims relating to any Assumed Liability) shall be payable by Purchaser only if and to the extent that the aggregate amount of all Losses hereunder by the Seller's Indemnified Persons shall exceed the Basket, whereupon Purchaser shall be responsible for paying all such amounts in excess of the Basket for indemnification.

     (c)     The limitations on the period of survival in this
Section 9.4 shall not apply to any covenant or undertaking contained in this Agreement (or in any agreement or instrument delivered pursuant hereto) which is to be performed following the Closing.

     9.5     Notice of Indemnification Claims.

     (a)     If (i) a Third Party Claim is made against any
Indemnified Person that is subject to a right of indemnification under this Article 9 or (ii) any party hereto becomes aware of facts or circumstances establishing that such party has experienced or incurred Losses or will experience or incur Losses subject to indemnification under this Article 9, then such Indemnified Person shall give to the Indemnifying Person notice of such claim ("Indemnification Notice") as soon as reasonably practicable but in no event more than thirty (30) days after the Indemnified Person has received notice of or obtains actual knowledge of such claims (provided that failure to give such notice shall not limit the Indemnifying Person's indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnifying Person's ability to defend against the claim). To the extent practicable, the Indemnification Notice will describe with reasonable specificity (A) the nature of and the basis for the indemnification claim, including any relevant supporting documentation, and (B) an estimate of all Losses associated therewith. If the Indemnifying Party does a not object within thirty (30) days after receipt of the Indemnification Notice, the indemnification claims described in the Indemnification Notice shall be deemed final and binding upon the Indemnifying Person (hereinafter, "Permitted Indemnification Claim"). If the Indemnifying Person contests the propriety of an indemnification claim described in any Indemnification Notice and/or the amount of Losses associated with such claim, then the Indemnifying Person shall deliver to the Indemnified Person a written notice detailing with reasonable specificity all specific objections that the Indemnified Person has with respect to the indemnification claims contained in the Indemnification Notice ("Indemnification Objection Notice"). If the Indemnifying Person and the Indemnified Person are unable to resolve the disputed matters described in the Indemnification Objection Notice within fifteen (15) business days after the date the Indemnifying Person received the Indemnification Objection Notice, the disputed matters will be subject to the dispute resolution procedures set forth in Section 9.9 hereof. Any undisputed indemnification claims contained in any Indemnification Notice shall be deemed to be final and binding upon the Indemnifying Persons and shall constitute a Permitted Indemnification Claim. If the determination of the disputed matters pursuant to Section 9.9 results in all or any portion of an indemnification claim properly being subject to indemnification pursuant to this Article 9, such claim or portion thereof shall be final and binding upon the Indemnifying Person and shall constitute a Permitted Indemnification Claim.

     (b)     Defense of Third Party Actions:

             (i) Upon receipt of a notice of a Third Party Action subject to an Indemnification Notice under this Section 9.5, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (ii) below.

             (ii) By written notice within 45 days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that its right to assume such control shall be subject to the Indemnifying Person agreeing in writing (A) to promptly indemnify the Indemnified Person for its expenses to date, (B) that any Losses arising out of the Third Party Action constitute a Permitted Indemnification Claim and (C) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Person shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person.

             (iii) Upon assumption of control of the defense of a Third Party Action under paragraph (ii) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

             (iv) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (ii), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

             (v) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

     9.6     Miscellaneous.

     (a) Purchaser's Indemnified Persons shall be entitled to indemnification under Section 9.2(a) and Seller's Indemnified Persons shall be entitled to indemnification under Section 9.3(a), regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person.

     (b) If any Loss is recoverable under more than one provision this Article 9, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

     (c) To the extent that more than one representation and warranty contained in this Agreement requires the same disclosure, the appearance of such disclosure on any single Schedule shall serve as disclosure for all of the representations and warranties to which such disclosure applies so long as the matter is disclosed on each applicable Schedule in sufficient detail so as to make it apparent to Purchaser that such disclosure is relevant to the applicable representation and warranty. Notwithstanding the foregoing, Seller agrees that it shall use all reasonable efforts to reference each disclosure on each Schedule to which it applies.

     (d) The obligations of the Indemnifying Parties shall continue with respect to any claims for Damages asserted by any Indemnitee prior to the last date upon which such Indemnitee may assert such claims until resolution thereof.

     (e) Purchaser shall undertake commercially reasonable efforts to mitigate all Losses incurred hereunder until such time as any claim for Losses hereunder is finally and fully resolved, including the time during which Seller may be pursuing claims with respect to such Losses under and with respect to any policy or policies of insurance maintained by Seller prior to the Closing Date. In addition, if and to the extent that such Losses are or may be covered by any such policy or policies of insurance maintained by Seller prior to the Closing Date, Purchaser shall provide reasonable and commercially practical cooperation and assistance to Seller in conjunction with its efforts to make any and all claims under and with respect to such insurance policies, and any proceeds of such insurance policies which actually are paid or become payable to Purchaser shall be applied to offset any Losses which otherwise would be paid or become payable by Seller hereunder, provided that the prosecution or resolution of any claims under or with respect to such insurance policies shall not abate, impair, or delay Purchaser's' ability to pursue its rights under this Article 9.

     9.7     Payment of Indemnification; Attorneys Fees.
Permitted Indemnification Claims under this Article 9 shall be paid or otherwise satisfied by Indemnifying Persons within 30 days after notice thereof is given by the Indemnified Person. If an Indemnified Person is required to initiate arbitration under Section 9.9(c) or legal action against an Indemnifying Person to enforce any arbitration award under Section 9.9 or Purchaser's rights under Section 8.10, it shall be entitled to recover from the Indemnifying Person all legal fees and expenses incurred by such Indemnified Person if it is successful in such arbitration or action.

     9.8 Exclusivity. The parties agree that, except in the case of fraud or for a breach of Section 8.10, their sole and exclusive remedy for, under or in connection with this Agreement, including, but not limited to, any violations or any breach of this Agreement, shall be a claim under and in accordance with the provisions of this Article 9.

     9.9     Dispute Resolution.

     (a) Negotiated Resolution. If any dispute arises (i) out of or relating to, this Agreement or any alleged breach thereof, or
(ii) with respect to any of the transactions or events contemplated hereby ("Dispute"), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties ("Dispute Notice"). If any party delivers a Dispute Notice pursuant to this Section 9.9, or if any Indemnifying Person delivers to any Indemnitee an Indemnification Objection Notice pursuant to Section 9.5(a), the parties involved in the Dispute shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice or the Indemnification Objection Notice (as the case may be) and in good faith shall attempt to resolve such Dispute or the rejected indemnification claim ("Rejected Claim"), as the case may be.

     (b) Mediation. If any Dispute or Rejected Claim is not resolved or settled by the parties as a result of negotiation pursuant to Section 9.9(a) above, the parties shall submit the Dispute or Rejected Claim to non-binding mediation before a retired judge of a federal District Court or the New York State Supreme Court, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally.

     (c) Arbitration. If the Dispute or Rejected Claim is not resolved by mediation pursuant to Section 9.9(b) above, or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice or Indemnification Objection Notice (as the case may be), the Dispute or Rejected Claim shall be settled by arbitration conducted in New York State which shall be in accordance with the rules and procedures of JAMS/Endispute then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys' fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator.

     (d)     Injunctive Relief.  The provisions of this Section
9.9 shall not preclude Purchaser from seeking an injunction or other equitable relief to enforce the provisions of Section 8.10 of this Agreement.

                     10.  TERMINATION

     10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Purchaser.

     10.2    Termination by either Seller or Purchaser.  This
Agreement may be terminated by Seller or Purchaser if:

             (a) The Closing is not consummated on or before June 30, 2001, or such later date as shall have been approved by Seller and Purchaser (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

             (b) A court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

     10.3 Effect of Termination. In the event of the termination of this Agreement under this Article 10, this Agreement shall become void and have no effect, without any liability on the part of Purchaser or Seller (or their respective Representatives) to the other party except (i) as provided in Sections 6.3 and 8.7 and (ii) as provided in Article 9, to the extent that such termination results from the willful breach by any party hereto of any material representation, warranty, covenant or agreement hereunder.

                 11.  GENERAL PROVISIONS

     11.1 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered (a) when delivered in person, by recognized overnight courier or transmitted by facsimile or telecopier, or (b) five (5) days after it has been sent by air mail, as follows:

              A.     SELLER OR MAXWELL:

                     Maxwell Technologies, Inc.
                     9244 Balboa Avenue
                     San Diego, California   92123
                     Attention: Donald M. Roberts, General Counsel Fax No.: 858-277-6754

              B.     WGT OR PURCHASER:

                     Wilson Greatbatch Technologies, Inc.
                     9,645 Wehrle Drive
                     Clarence, New York 14031
                     Attention:  Edward F. Voboril, CEO
                     Fax No.: 716-759-5672

                     with a copy to:

                     Hodgson Russ LLP
                     One M & T Plaza, Suite 2000
                     Buffalo, New York  14203
                     Attn:  Robert B. Fleming, Jr., Esq.
                     Fax No.: 716-849-0349

Any party may from time to time designate by written notice pursuant to this Section 11.1 any other address or party to which such notice or communication or copies thereof shall be sent.

     11.2 Assignment. Purchaser may assign its right to purchase the Purchased Assets to an Affiliate of Purchaser, provided that, notwithstanding any such assignment, Purchaser shall remain primarily liable for all of its obligations under this Agreement. Except as provided in the preceding sentence, no party shall assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of the other party.

     11.3 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, both parties. No failure to delay of a party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the existence of any other right or power.

     11.4    Binding Agreement; No Third Party Beneficiaries.
This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give any other Person any rights or remedies by virtue hereof.

     11.5 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than avoided, if possible, in order to achieve the intent of the parties to the extent possible.

     11.6 Counterparts; Facsimile. This Agreement may be executed by facsimile signature transaction and in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

     11.7 Headings. The headings used in this Agreement are for reference purposes only and shall not be given substantive effect.

     11.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of New York without reference to its principles of conflicts of laws.

     11.9 Entire Agreement. This Agreement, the Schedules, the Exhibits hereto and the Additional Agreements, together with the Confidentiality Agreement, constitute the entire agreement and understanding of the parties in respect of any subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     11.10 Representation by Counsel; Interpretation. Each of Maxwell and Seller, and WGT and Purchaser, acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Maxwell, Seller, WGT and Purchaser.

                  [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                        WILSON GREATBATCH TECHNOLOGIES, INC.

                        By: /s/Peter Samek VP, Corporate Development
                            ----------------------------------------
                                                (Title)


                        GB ACQUISITION CO., INC.

                        By: /s/Peter Samek VP, Corporate Development
                            ----------------------------------------
                                                (Title)


                        MAXWELL TECHNOLOGIES, INC.

                        By: /s/Carlton J. Eibl, CEO
                            ----------------------------------------
                                                (Title)


                        MAXWELL ELECTRONIC COMPONENTS GROUP, INC.

                        By: /s/Carlton J. Eibl, CEO
                            ----------------------------------------
                                                (Title)



               INDEX OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.1(A)   Contracts which are Retained Liabilities
Schedule 1.1(B)   Assumed Operating Liabilities
Schedule 2.2(b)   Estimated AOL Statement
Schedule 2.5      Form of Purchase Price Allocation
Schedule 4.3      Seller Violations and Conflicts; Consents
Schedule 4.4      Corporate Records
Schedule 4.5(a)   Tax Matters
Schedule 4.5(b)   Tax Jurisdictions
Schedule 4.6      Real Property Matters
Schedule 4.6(e)   Real Property Repairs
Schedule 4.7      Exceptions to Title
Schedule 4.8      Intellectual Property Matters
Schedule 4.9(a)   Certified Financial Statements
Schedule 4.9(b)   Accounts Receivable Exceptions
Schedule 4.9(c)   Inventory Exceptions
Schedule 4.10     Employee Benefit Plans
Schedule 4.11(a)  List of Certain Employees and Contracts
Schedule 4.11(b)  Immigration Matters
Schedule 4.11(c)  Terminated Employees
Schedule 4.12     Insurance
Schedule 4.13(a)  Material Contracts
Schedule 4.15     Litigation
Schedule 4.16     Noncompliance with Law
Schedule 4.17(a)  Lists of Permits, Licenses and Authorizations
Schedule 4.17(b)  Permits, Licenses, Etc. Lacking
Schedule 4.18(a)  Notice of Failure to Comply with Environmental Laws
Schedule 4.18(b)  Disposal of Hazardous Materials
Schedule 4.18(c) List of Hazardous Waste Disposal Facilities and Transporters
Schedule 4.18(d)  Underground Storage Tanks
Schedule 4.19     Product Warranties
Schedule 4.20     Customers
Schedule 5.3      Purchaser Violations and Conflicts; Consents
Schedule 8.4      Permitted Pre-Closing Actions of Seller
Schedule 8.8(a)   Key Employee List
Schedule 9.3(b)   AOL-Type Retained Liabilities

EXHIBITS:

Exhibit 2.4       Form of Assumption Agreement
Exhibit 8.5       Forms of Press Release

                       SCHEDULE 9.3(b)

     "AOL-Type Retained Liabilities" shall mean Retained
Liabilities which meet all of the following tests:

     (1) they were incurred in the ordinary course of operating the Business;

     (2) they are not Indebtedness (except Indebtedness to any trade creditor to the extent that it is included as a Assumed Operating Liability on the final Closing Date Statement); and

     (3)     they do not fall within the types of Retained
             Liability included within Paragraphs (b), (c), (f), (h),
             (i) and (j) of Section 2.4 of the Agreement; provided, however, that so long as the other tests of this
             Schedule 9.3(b) are met:

             (x) with respect to a Retained Liability included within Paragraph (c) of Section 2.4, if any such Retained Liability relates to the Accounts Receivable it shall be an AOL-Type Retained Liability (it being understood that this does not make Purchaser obligated to pay Seller if any Accounts Receivable are not collected); and

             (y) with respect to a Retained Liability included within Paragraph (h) of Section 2.4, if any such Retained Liability does not give rise to a Proceeding, it shall be an AOL-Type Retained Liability.

     (4)     they do not fall within the types of Retained
             Liabilities included within Paragraph (g) of Section 2.4 of the Agreement but only to the extent that said
             Paragraph (g) relates to a violation of Environmental
             Laws.